Exhibit 10.1

LOAN AGREEMENT

Borrower:	Geospace Technologies Corporation	Lender:	Frost Bank
Address:	7007 Pinemont Drive Houston, Texas 77040	Address:	P.O. Box 1600 San Antonio, Texas 78296

This LOAN AGREEMENT (this “Loan Agreement”), dated September 27, 2013, is entered into by and among Borrower, Guarantor (as defined below) and Lender.

ARTICLE I

DEFINITIONS AND USE OF TERMS

Section 1.01. Certain Definitions. As used herein, the following terms have the meanings indicated, unless the context otherwise requires:

“Accounts” means any right of Borrower or a Guarantor, as the case may be, to payment for goods sold or leased or for services rendered, but shall not include interest or service charges.

“Account Debtor” means a Person who is obligated on or under an Account.

“Advance” means a disbursement by Lender of any of the proceeds of a Loan.

“Advance Request Form” means a certificate substantially in the form of Exhibit A hereto or other form mutually acceptable to Borrower and Lender.

“Affiliate” means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Bankruptcy Law” means the United States Bankruptcy Code or any other present or future insolvency, bankruptcy, liquidation, conservatorship, reorganization or moratorium Governmental Requirement or other similar Governmental Requirements.

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in the State of Texas are authorized to be closed, or are in fact closed.

“Capital Lease Obligation” means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, other than an Operating Lease.

“Closing Date” means the date of this Loan Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

“Collateral” means any and all Property and rights and interests in or to Property of Borrower and each of the Guarantors, whether tangible or intangible, in each case, in which a Lien is granted pursuant to the Security Agreement or any other Loan Document; provided, however, that the term “Collateral” shall not include any equity interests in any Foreign Subsidiary.

“Default” means any event or circumstance that constitutes an Event of Default or, that with, the lapse of time, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Distributions” means all dividends and other distributions made by a Person to its equity holders.

“Domestic Subsidiary” means any Subsidiary that is incorporated, formed or otherwise organized under the laws of the United States of America, any State thereof or the District of Columbia.

“EBITDA” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period of determination, the sum of (a) Net Income for such period, and (b) without duplication and to the extent deducted in determining such Net Income (i) depreciation and amortization for such period, plus (ii) Interest Expense for such period, plus (iii) Income Tax Expense for such period, plus (iv) non-cash charges for such period.

“Environmental Laws” means any and all Federal, state, local, and foreign Governmental Requirements, judgments, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of human health and the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a Plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Event of Default” has the meaning set forth in Article IX.

“Excluded Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Existing Credit Agreement” means that certain Loan Agreement dated March 2, 2011, by and between Borrower, formerly known as OYO Geospace Corporation, and Lender, formerly known as The Frost National Bank, as the same has been amended, restated or modified from time to time and in effect on the date hereof.

“Existing Letters of Credit “ means each letter of credit issued and outstanding under the Existing Credit Agreement as of the Closing Date.

“Financial Statements” means the financial information of Borrower and its Subsidiaries on a consolidated basis, as required and set forth in Section 6.01 as, at the time in question, have been most recently furnished to Lender.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funded Debt” means, with respect to Borrower and its Subsidiaries on a consolidated basis, on any date of determination and without duplication, the outstanding principal amount of all liabilities for borrowed money and other interest-bearing liabilities thereof to the extent such liabilities would be considered indebtedness for borrowed money in accordance with GAAP (which, in the case of the Loans and Letters of Credit, shall be deemed to equal the average daily amount of the Loans or Letters of Credit, as the case may be, outstanding for the fiscal quarter ending on the date of determination), including current and long term debt, less the non-current portion of Subordinated Liabilities, but excluding any contingent liability in respect of the foregoing (including undrawn amounts under outstanding Letters of Credit and guarantees) and any intercompany liabilities between Borrower and any of its Subsidiaries or between a Subsidiary and any other Subsidiary).

“GAAP” means generally accepted accounting principles in the United States of America set forth in the statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be in general use by a significant segment of the accounting profession in the United States of America, that are applicable to the circumstances as of the date of determination, consistently applied to at least two successive accounting periods.

“Governmental Authority” means the government of the United States of America, the state, the county, the city or any other political subdivision thereof in which the Property is located, and any court or political subdivision, agency, or instrumentality thereof, domestic or foreign, exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of or pertaining to government.

“Governmental Requirements” means all constitutions, statutes, laws, ordinances, rules, regulations, orders, writs, injunctions or decrees of any Governmental Authority.

“Guarantee” means, as to any Person (the “guarantor”), (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease Property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation of the primary obligor, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided that “Guarantee” shall exclude endorsement of instruments for collection or deposit in the ordinary course of business. The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means any Person signing this Loan Agreement in the capacity of Guarantor and any other Person who subsequently executes a Guaranty or a supplement thereto in favor of Lender. For the avoidance of doubt, a “Guarantor” shall never include a Foreign Subsidiary of Borrower.

“Guaranty” means the Guaranty Agreement executed by Guarantors in favor of Lender, substantially in the form of Exhibit B hereto, as the same may be amended, modified, restated, ratified, supplemented, or replaced from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Income Tax Expense” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period of determination, all income taxes for such period as determined in accordance with GAAP.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than those evidencing trade accounts payable in the ordinary course of business); (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person; (c) net obligations of such Person under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business that are not more than 180 days past due); (e) indebtedness (excluding prepaid interest thereon) of others secured by a Lien on Property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse; (f) Capital Lease Obligations and Synthetic Lease Obligations; and (g) all Guarantees of such Person in respect of any of the obligations of another Person described in the preceding clauses (a) through (f). For all purposes hereof, (i) the Indebtedness of any Person will include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venture to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, unless such Indebtedness is expressly made non-recourse to such Person, (ii) the amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date and (iii) solely with respect to any Guarantor, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor.

“Indemnitee” is defined in Section 10.14.

“Interest Expense” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period of determination, the sum of all interest expense paid or required by its terms to be paid during such period, as determined in accordance with GAAP.

“Investment” is defined in Section 7.06.

“IRS” means the United States Internal Revenue Service.

“Letter of Credit” means any letter of credit issued by Lender or any of its Affiliates for the account of Borrower pursuant to Article III and shall include the Existing Letters of Credit.

“Letter of Credit Agreement” means an Application and Agreement for Standby Letter of Credit, or an Amendment Request Form in each case properly completed and signed by Borrower requesting issuance, amendment, renewal or extension of a Letter of Credit, and any other document related to a Letter of Credit, all in form and substance reasonably satisfactory to Lender.

“Letter of Credit Liabilities” means, at any time, the aggregate amount available to be drawn under all outstanding Letters of Credit, plus the aggregate amount of all disbursements made by Lender under the outstanding Letters of Credit that have not yet been reimbursed by or on behalf of Borrower at such time.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loans” is defined in Section 2.01, each individually a “Loan”.

“Loan Documents” means this Loan Agreement, the Revolving Credit Note, all Guaranties, the Security Agreement, all Letters of Credit, all Letter of Credit Agreements, and such other documents, instruments and agreements, evidencing, securing or pertaining to the Obligations as will from time to time be executed and delivered to Lender by Borrower, any Guarantor, or any other party pursuant to this Loan Agreement, and any future amendments, restatements, modifications, ratifications, confirmations, extensions or supplements hereto or thereto.

“Managerial Official” means, with respect to any Person, an officer or a governing Person of such Person.

“Margin Stock” has the meaning given thereto in Section 221.2 of Regulation U, promulgated by the Board of Governors of the Federal Reserve System, F.R.S. Reg. U, 12 C.F.R. part 221 (April 1, 1998 revision), as amended from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent), or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower and the Guarantors considered as a whole of any material Loan Document to which they are a party or the rights of Lender under any such Loan Document.

“Maximum Rate” is defined in Section 10.05.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower, any Subsidiary, or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to Borrower and its Subsidiaries on a consolidated basis, for any period of determination, the aggregate of all amounts that would be included as net income on the consolidated financial statements of Borrower for such period calculated in accordance with GAAP.

“Net Tangible Assets” means, as of the date of determination, the total assets of Borrower and its Subsidiaries on a consolidated basis, as determined at the end of the specified fiscal period in accordance with GAAP, but excluding the book value of all intangible assets of Borrower and its Subsidiaries.

“Obligations” means the unpaid principal of and accrued interest on all present and future Indebtedness, obligations and liabilities of Borrower to Lender, in each case, arising pursuant to the Loans, this Loan Agreement or any of the other Loan Documents, or any Swap Agreement, and any renewals, extensions, increases, or amendments thereof, or any part thereof, regardless of whether such Indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several and including accrued and unpaid interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Applicable Bankruptcy Law naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Operating Lease” means (a) an operating lease under GAAP and (b) any lease that would have been considered an operating lease under the provisions of GAAP as in effect as of the date hereof.

“Patriot Act” is defined in Section 5.16.

“Patriot Rules” are referenced in Section 5.16.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower, any Subsidiary, or any ERISA Affiliate or to which Borrower, any Subsidiary, or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Investments” means:

(a) Money Market Mutual Funds. Money market mutual funds which are registered with the Securities and Exchange Commission under the Securities Act of 1933 and the Investment Company Act of 1940 and that are listed on the New York Stock Exchange, the American Stock Exchange, or authorized for quotations display on the National Association of Securities Dealers Automated Quotations System or any successor national exchanges, and that have underlying investments consisting predominantly of securities permitted in clauses (b) through (g) below. For purposes hereof the term “predominantly” means ninety percent or greater.

(b) U.S. Government Securities. Direct United States Treasury obligations, the principal and interest of which are fully guaranteed by the government of the United States of America.

(c) Securities Issued or Guaranteed by U.S. Federal Government Agencies. Bonds, debentures, notes, or other evidence of indebtedness, any of which are issued or guaranteed by federal agencies and backed by the full faith and credit of the United States of America.

(d) Securities Issued By Government-Sponsored Enterprises (GSEs). Bonds, debentures, notes, or other evidence of indebtedness, any of which are issued or guaranteed by a United States government-sponsored entity.

(e) Repurchase Agreements. Direct security repurchase agreements of any federal book-entry only securities enumerated in the clauses (b), (c) and (d) above. “Direct security repurchase agreement” means an agreement under which Borrower or one of its Subsidiaries buys, holds for a specified time, and then sells back those securities and obligations enumerated in clauses (b), (c) and (d) above.

(f) Municipal Securities. Bonds, debentures, notes, or other evidence of indebtedness, any of which are issued by states, counties, cities and political subdivisions, and are rated investment grade as reflected by a rating by Moody’s, Inc., Fitch or Standard & Poor’s Corporation of A or better.

(g) Corporate Debt Securities. Bonds, debentures, notes, or other evidence of indebtedness any of which are issued by corporations of the United States which are rated investment grade as reflected by a rating by Moody’s, Inc. of A or its equivalent or better or a rating by Fitch or Standard & Poor’s Corporation of A or its equivalent or better.

(h) payroll advances and employee, officer, and director loans in an aggregate amount up to $150,000 at any one time outstanding.

(i) Investments made through Lender or its Affiliates.

“Person” means any individual, firm, company, corporation, limited liability company, joint stock company, association, partnership, joint venture, bank, trust, unincorporated organization, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower, any Subsidiary, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Property” means any interest in property, whether real or personal or mixed, tangible or intangible.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Revolving Credit Commitment” is defined in Section 2.01.

“Revolving Credit Loans” is defined in Section 2.01.

“Revolving Credit Note” means a promissory note executed by Borrower and payable to the order of Lender, substantially in the form of Exhibit C hereto, evidencing the Revolving Credit Loans made by Lender to Borrower hereunder, as the same may be amended, restated, supplemented, modified, extended or increased from time to time.

“Security Agreement” means the Pledge and Security Agreement executed by Borrower and Guarantors, substantially in the form of Exhibit D hereto, as may be amended, modified, ratified, supplemented, restated or replaced from time to time.

“Standard Permitted Lien” means any of the following: (i) Liens for taxes, unpaid utilities, assessments or governmental charges not yet delinquent or that remain payable without penalty or Liens for taxes, unpaid utilities, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established; (ii) Liens in respect of Property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, suppliers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of Borrower or its Subsidiaries taken as a whole and do not secure any Indebtedness; (iii) Liens created by this Loan Agreement or the other Loan Documents; (iv) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default or securing appeal or other surety bonds related thereto; (v) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, surety, appeal, customs, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements; (vi) leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of Borrower or its Subsidiaries taken as a whole and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license not in violation of this Loan Agreement; (vii) easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other persons, and obligations contained in similar instruments, in each case that do not secure Indebtedness and do not involve, and are not likely to involve at any future time, either individually or in the aggregate, a substantial and prolonged interruption or disruption of the business activities of Borrower and its Subsidiaries considered as an entirety; (viii) Liens arising from the rights of lessors under leases (including financing statements regarding the equipment or other Property subject to lease) not in violation of the requirements of this Loan Agreement, provided that such Liens are only in respect of the Property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor) and any extensions or renewals thereof; (ix) rights of consignors of goods or bailors of equipment, whether or not perfected by the filing of a financing statement under the UCC; (x) statutory rights of setoff in favor of depository institutions in funds of Borrower and its Subsidiaries held in operating accounts at such institutions, together with Liens that are contractual rights of setoff in such funds relating to the establishment of depository relations with banks, and not given in connection with the issuance of Indebtedness; (xi) customary setoff rights and related settlement procedures under any Swap Agreement; (xii) Liens relating to pooled deposit or sweep accounts of Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business; (xiii) Liens relating to purchase orders and other agreements entered into with customers of Borrower or any Subsidiary in the ordinary course of business, (xiv) Liens relating to bank services in the ordinary course of business, including credit cards, stored value cards, treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services); and (xv) any license or sublicense of any intellectual property and related rights granted in the ordinary course of business.

“Subordinated Debt” means Indebtedness of Borrower or any of its Subsidiaries to any Person the payment of which has been subordinated to the payment of the Obligations in a manner satisfactory to Lender and by a document or documents satisfactory to Lender.

“Subordinated Liabilities” means liabilities subordinated to Borrower’s obligations to Lender in a manner acceptable to Lender in its sole discretion.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” will refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Agreement” means (a) any interest rate swap agreement, interest rate exchange agreement, currency exchange agreement, foreign exchange agreement, interest rate and currency exchange agreement, forward rate agreement, rate floor agreement, interest rate protection agreement, interest rate cap agreement, rate collar agreement, or any other similar transactions or any combination of the foregoing any option agreement respecting the foregoing, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar agreement or arrangement, and any schedule, confirmation, exhibit, annex, document or instrument evidencing any interest therein covered by any such agreement now existing or hereafter entered into by a Person, as the same may be modified, supplemented, amended or revised and in effect from time to time.

“Swap Termination Value” means in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include the Lender or any Affiliate of the Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of Property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Termination Date” means the maturity date stated in the Revolving Credit Note.

“UCC” means the Uniform Commercial Code of the State of Texas or of any other state having jurisdiction with respect to any of the rights and remedies of Lender under the Loan Documents, as amended.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

Section 1.02. Headings. The headings, captions, and arrangements used herein or in any of the Loan Documents are, unless specified otherwise, for convenience only and will not be deemed to limit, amplify, or modify the terms hereof or of the other Loan Documents nor to affect the meaning hereof or thereof.

Section 1.03. Number and Gender of Words. Whenever herein the singular number is used, the same will include the plural where appropriate, and words of any gender will include each other gender where appropriate.

Section 1.04. Money. Unless stipulated otherwise, all references herein or in any of the Loan Documents to “Dollars,” “money,” “payments,” or other similar financial or monetary terms are references to currency of the United States of America.

Section 1.05. Articles, Sections and Exhibits. All references herein to Articles and Sections are, unless specified otherwise, references to articles and sections of this Loan Agreement. All references herein to an “Exhibit,” “Annex” or “Schedule” are references to exhibits, annexes or schedules attached hereto, all of which are made a part hereof for all purposes, the same as if set forth herein verbatim, it being understood that if any exhibit, annex or schedule attached hereto, which is to be executed and delivered, contains blanks, the same will be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of the execution and delivery thereof. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” when used in this Loan Agreement will refer to the entire Loan Agreement and not to any particular provision or section.

Section 1.06. Accounting Terms. Unless otherwise specified, all accounting and financial terms used and not otherwise defined herein and the compliance with each of the covenants set forth herein are to be determined according to GAAP, as in effect from time to time. If at any time any change in GAAP from that in effect on the Closing Date would affect the computation of any financial ratio or requirement set forth in any Loan Document or would render the same not meaningful criteria for evaluating the matters contemplated to be evidenced by such definitions or covenants, and either Borrower or Lender will so request, Lender and Borrower will negotiate in good faith to amend such definition and ratio or other covenant requirement, or both, to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Lender to such amendment and such amendment being reasonably acceptable to Borrower), provided that, until so amended, (a) such ratio or other covenant requirement will continue to be computed in accordance with GAAP prior to such change therein and Borrower shall be deemed to be in compliance with any such covenant until the date of execution of such amendment, if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, and (b) Borrower will provide to Lender financial statements and other documents required under this Loan Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

ARTICLE II

LOANS

Section 2.01. Loans. Lender agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the Closing Date and continuing through the Termination Date, such amounts as Borrower may request hereunder (the “Revolving Credit Loans”); provided, however, the total principal amount outstanding at any time will not exceed FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00) (the “Revolving Credit Commitment”) minus the Letter of Credit Liabilities. If at any time the outstanding Revolving Credit Loans exceed an amount equal to the Revolving Credit Commitment, minus the Letter of Credit Liabilities, Borrower shall immediately repay the Loans to Lender equal to such excess amount, plus all accrued but unpaid interest thereon. Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. All Revolving Credit Loans will be collectively called the “Loans”.

Section 2.02. Promissory Note. The Loans will be evidenced by the Revolving Credit Note. Interest on the Revolving Credit Note will accrue at the rate set forth therein. The principal of and interest on the Revolving Credit Note will be due and payable in accordance with the terms and conditions set forth in the Revolving Credit Note and in this Loan Agreement.

Section 2.03. Advances. For each requested Advance under the Revolving Credit Commitment, Borrower shall give Lender notice of any borrowing hereunder by telephone (and confirmed immediately in writing), facsimile or e-mail (confirmed immediately by telephone) in substantially the form of an Advance Request Form delivered to Lender on or before 12:00 noon (San Antonio, Texas time) on the date of any requested Advance; provided, Borrower shall not be obligated to provide Lender notice of any Advances made by Lender to Borrower pursuant to Borrower’s Treasury Management Agreement with Lender.

Section 2.04. Commitment Fee. Borrower shall pay Lender a commitment fee on the daily average unused amount of the Revolving Credit Commitment for the period from and including the Closing Date until the earlier of the date of termination of the Revolving Credit Commitment and the Termination Date, at the rate of twenty one-hundredths percent (0.20%) per annum based on a 360-day year and the actual number of days elapsed (including the first date but excluding the last). For the purpose of calculating the commitment fee hereunder, the Revolving Credit Commitment will be deemed utilized by the amount of all outstanding Revolving Credit Loans and outstanding Letter of Credit Liabilities. Accrued commitment fee will be payable in arrears on the last day of each fiscal quarter commencing with the first such date to occur after the Closing Date and on the earlier of the date of termination of the Revolving Credit Commitment and the Termination Date.

Section 2.05. Capital Adequacy. If after the Closing Date, Lender will have determined that the adoption or implementation of any applicable Governmental Requirement regarding capital adequacy or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any such central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on Lender’s (or its parent’s) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which Lender (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by an amount deemed by Lender to be material, then from time to time, within ten (10) Business Days after receipt of written demand by Lender, Borrower will pay to Lender (or its parent, as the case may be) such additional amount or amounts as will compensate Lender for such reduction. A certificate of Lender delivered to Borrower claiming compensation under this Section and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder will be conclusive, provided that the determination thereof is made on a reasonable good faith basis and absent manifest error. In determining such amount or amounts, Lender may use any commercially reasonable averaging and attribution methods.

Section 2.06. Obligations Absolute. The obligations of Borrower under this Loan Agreement and the other Loan Documents (including without limitation the obligation of Borrower to reimburse Lender for draws under any Letter of Credit) will be absolute, unconditional, and irrevocable, and will be performed strictly in accordance with the terms of this Loan Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

(a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

(b) Any amendment or waiver of or any consent to departure from any Loan Document;

(c) The existence of any claim, set-off, counterclaim, defense or other rights which Borrower, its Subsidiaries, or any other Person may have at any time against any beneficiary of any Letter of Credit, Lender, or any other Person, whether in connection with this Loan Agreement or any other Loan Document or any unrelated transaction;

(d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

(e) Payment by Lender under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

(f) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or discharge of, Borrower.

Section 2.07. Optional Termination of Revolving Credit Commitments. During the term of this Loan Agreement, Borrower may, upon ten (10) business days’ prior written notice to Lender, terminate the Revolving Credit Commitments; provided, that Borrower shall not terminate the Revolving Credit Commitments if there then exists (a) any Default, or (b) any Letter of Credit Liabilities (other than in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07). Upon termination of the Revolving Credit Commitments by Borrower in accordance with this Section 2.07, Borrower shall immediately repay to Lender all outstanding Obligations.

ARTICLE III

LETTERS OF CREDIT

Section 3.01. Letters of Credit. Subject to the terms and conditions of this Loan Agreement and the applicable Letter of Credit Agreement, Lender agrees to issue, amend, renew or extend one or more Letters of Credit for the account of Borrower or any Subsidiary, and to honor compliant drawings under such Letters of Credit, from time to time from the Closing Date to and including the later of the Termination Date or the Expiration Date; provided, however, that the Letter of Credit Liabilities will not at any time exceed the lesser of (a) $50,000,000.00, and (b) an amount equal to the amount of the Revolving Credit Commitment, minus the outstanding Revolving Credit Loans. Each Letter of Credit (i) will expire at or prior to the close of business on the Expiration Date (as hereinafter defined), (ii) will be payable in Dollars, (iii) must support a transaction that is entered into in the ordinary course of Borrower’s business, (iv) must be satisfactory in form and substance to Lender, and (v) will be issued pursuant to such documents and instruments (including, without limitation, the Letter of Credit Agreement) as Lender may require. The “Expiration Date” shall mean the date that is one year or two years (depending on the agreed term thereof set forth in the Letter of Credit Agreement) after the date of the issuance of the Letter of Credit (or, in the case of any renewal or extension thereof, one year or two years after such renewal or extension). In the event the Expiration Date is after the Termination Date, all terms and conditions of this Loan Agreement and the other Loan Documents, including all security for such Obligations, shall remain in full force and effect until such Expiration Date (except to the extent any outstanding Letter of Credit has been cash collateralized in accordance with Section 3.07). All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

Section 3.02. Procedure for Issuing, Amending, Renewing and Extending Letters of Credit. Each request for issuance of a Letter of Credit will be made on at least five (5) Business Days’ (or such later date as Lender and Borrower may agree in a particular instance in their sole discretion) prior notice from Borrower to Lender by means of a written Letter of Credit request describing the transaction proposed to be supported thereby and specifying (A) in the case of the initial issuance of a Letter of Credit, (i) the requested date of issuance of the Letter of Credit (which will be a Business Day), (ii) the face amount of the Letter of Credit, (iii) the Expiration Date of the Letter of Credit, (iv) the name and address of the beneficiary, and (v) the tenor of the draft and any other documents required to be presented by such beneficiary at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof), and (B) in the case of an amendment, renewal or extension of a Letter of Credit, (i) the Letter of Credit to be amended, renewed or extended; and (ii) the date of amendment, renewal or extension thereof (which will be a Business Day) (such notice to set forth the exact wording of such documents or to attach copies thereof). Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request for issuance of a Letter of Credit. Each request for amendment, renewal or extension of an existing Letter of Credit shall be in writing, identifying the applicable Letter of Credit by Letter of Credit number and specifying the date of amendment, renewal or extension (which shall be a Business Day) and such other information as shall be necessary to amend, renew or extend such Letter of Credit. Borrower shall also submit and execute a Letter of Credit Agreement in connection with any request to amend, renew or extend an existing Letter of Credit. Lender is not obligated to amend, renew or extend any Letter of Credit except in strict accordance with the requirements of this Article III. Lender may refuse to issue, amend, extend or renew a Letter of Credit in the event Lender would be prohibited from doing so under any applicable Governmental Requirement.

Section 3.03. Payments Constitute Advances. Each payment by Lender pursuant to a drawing under a Letter of Credit will constitute and be deemed a Revolving Credit Loan by Lender to Borrower under this Loan Agreement as of the day and time such payment is made by Lender and in the amount of such payment.

Section 3.04. Letter of Credit Fee. Borrower will pay to Lender (a) a letter of credit commission payable on the date each Letter of Credit is issued an amount equal to two percent (2.0%) per annum of the face amount of such Letter of Credit and (b) such other customary and standard fees, commissions, and costs charged or incurred by Lender with respect to issuance, amendment, renewal or extension of any Letter of Credit and determined in accordance with Lender’s written fee policy as from time to time in effect.

Section 3.05. Limitation of Liability. Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or any transferee at law or otherwise. Neither Lender nor any of its officers or directors will have any responsibility or liability to Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by Lender, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect, (d) the payment by Lender to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit; provided, that notwithstanding anything herein to the contrary, Borrower will have a claim against Lender, and Lender will be liable to Borrower, to the extent of any direct, but not consequential, damages suffered by Borrower which Borrower proves in a final non-appealable judgment were caused by (i) Lender’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or failure to comply with the standard of practice set forth in Section 5.108(e) of the UCC, or (ii) Lender’s willful failure to pay under any Letter of Credit after presentation to it of a demand strictly complying with the terms and conditions of such Letter of Credit. Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

Section 3.06. Additional Costs in Respect of Letters of Credit. If as a result of any regulatory change in Governmental Requirements there will be imposed, modified, or deemed applicable any withholdings tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or Lender’s commitment to issue Letters of Credit hereunder, and the result will be to increase the cost to Lender of issuing or maintaining any Letter of Credit or its commitment to issue Letters of Credit hereunder or reduce any amount receivable by Lender hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, will be the result of Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by Lender, Borrower agrees to pay Lender, from time to time as specified by Lender, such additional amounts as will be sufficient to compensate Lender for such increased costs or reductions in amount. A certificate setting forth in reasonable detail such increased costs or reductions in amount incurred by Lender, submitted by Lender to Borrower, will be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable good faith basis and absent manifest error.

Section 3.07. Cash Collateral Pledge. Upon request of Lender, if as of the Expiration Date any Letters of Credit may remain outstanding and partially or wholly drawn, (c) with respect to Letters of Credit with an expiry date after the Expiration Date, fifteen (15) Business Days prior to the Expiration Date, or (d) upon the occurrence of an Event of Default (and automatically without any requirement for notice or request), Borrower shall immediately cash collateralize the Letters of Credit in an amount equal to one hundred five percent (105%) of the amounts available to be drawn under the Letters of Credit according to the records of the Lender.

Such cash collateral shall be pledged to Lender as a first and prior perfected security interest in favor of Lender and Borrower shall execute such further documents as reasonably required by Lender to perfect its lien on the cash collateral. Lender shall promptly return all cash collateral to Borrower following the Expiration Date.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01. Initial Extension of Credit. The obligation of Lender to make the initial Advance or issue the initial Letter of Credit is subject to the condition precedent that Lender will have received on or before the day of such Advance or issuance of such Letter of Credit all of the following, each dated (unless otherwise indicated) the Closing Date, in form and substance satisfactory to Lender:

(a) Resolutions. Resolutions of the board of directors, members, partners or other appropriate governing body of Borrower and each Guarantor certified by a Managerial Official of such Person, which resolutions authorize the execution, delivery, and performance by such Person of this Loan Agreement and the other Loan Documents to which it is a party;

(b) Certificates of Borrower and Guarantors. Certificates of Borrower and each Guarantor executed by a Managerial Official of such Person certifying as to (i) the names of the officers of such Person authorized to sign this Loan Agreement and each of the other Loan Documents to which it is a party (including the certificates contemplated herein) together with specimen signatures of such officers; (ii) original certified or file–stamped copies of the certificate or articles of incorporation, articles of organization, certificate of limited partnership, trust agreement or other similar organizational document of such Person, certified as true, correct and complete by the appropriate authority in their respective jurisdictions of organization as of a date within thirty (30) days prior to the Closing Date; (iii) bylaws, limited partnership agreement, trust agreement, operating agreement or other similar organizational document of such Person certified as true, correct, and complete by such Managerial Official;

(c) Certificates of Governmental Officials. Certificates of the appropriate government officials as to the existence and good standing (if applicable) of such Person in their respective jurisdictions of organization, incorporation, or formation, each dated within thirty (30) days prior to the Closing Date;

(d) Note. The Revolving Credit Note executed by Borrower;

(e) Security Agreement. The Pledge and Security Agreement executed by Borrower and each Guarantor;

(f) Guaranty. The Guaranty executed by the Guarantors;

(g) Insurance Policies. Copies of all insurance policies required by Section 6.06, together with mortgagee and additional insured endorsements, as applicable in favor of Lender with respect to all insurance policies covering Collateral and Borrower;

(h) UCC, Lien Search, etc. The results of a Uniform Commercial Code, tax Lien, bankruptcy and judgment searches showing all financing statements and other documents or instruments on file against Borrower and each Guarantor with the applicable authority in the jurisdiction of such Person’s organization, incorporation or formation and such other jurisdictions requested by Lender, such search to be as of a date no more than 10 days prior to the Closing Date;

(i) Termination of Existing Indebtedness. Evidence that (i) all existing Indebtedness not otherwise permitted by Section 7.05 have been or concurrently with the Closing Date are being terminated, and all outstanding amounts thereunder have been paid in full and (ii) all Liens securing such Indebtedness have been or concurrently with the Closing Date are being released; and

(j) Additional Documentation. Lender will have received such additional approvals, opinions, instruments or documents as Lender or its legal counsel may reasonably request.

Section 4.02. Conditions to all Advances. The obligation of Lender to make any Advance or issue any Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of Borrower contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, will be true and correct on and as of the date of such Advance or issuance of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they will be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.06 will be deemed to refer to the most recent information and statements furnished pursuant to Section 6.01.

(b) No Default will exist, or would result from such proposed Advance or issuance of Letter of Credit.

(c) Lender will have received a request for such Advance or issuance of Letter of Credit in accordance with the requirements hereof.

Each request for Advance or issuance of Letter of Credit hereunder submitted by Borrower will be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Advance or Letter of Credit.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Borrower hereby represents and warrants, and in accordance with Section 4.02 on the date of each Advance or Letter of Credit further represents and warrants, to Lender as follows:

Section 5.01. Existence, Power, Compliance with Governmental Requirements. Borrower and each Guarantor (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing, if applicable, under the Governmental Requirements of the jurisdiction of its organization and all other states where the conduct of its business requires such qualification, (b) has all requisite corporate, limited liability company, or limited partnership power and authority to execute, deliver and perform the Loan Documents to which it is a party, to own its Property and to conduct its business and (c) is in compliance with all Governmental Requirements applicable thereto; except in each case to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02. Binding Obligations. The execution, delivery, and performance by Borrower and each Guarantor of this Loan Agreement and all of the other Loan Documents to which it is a party have been duly authorized by all necessary corporate, limited liability company, or limited partnership action by Borrower and each such Guarantor, and this Loan Agreement constitutes, and each other Loan Document when delivered will constitute, a legal, valid and binding obligation of Borrower and each Guarantor, enforceable against such Person in accordance with its respective terms, except as enforcement of remedies may be limited by Applicable Bankruptcy Law and general principles of equity.

Section 5.03. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, by Borrower and each Guarantor do not (a) result in a violation of or constitute a default under (i) any provision of its charter or organizational documents, or other instrument binding upon Borrower or any such Guarantor, (ii) any Governmental Requirements applicable thereto or (iii) any material contract, agreement, document or instrument to which Borrower or any such Guarantor is a party or affecting such Person or the Property of such Person, (b) require the consent, approval or authorization of or notice to or filing with any third party by Borrower or any such Guarantor, not otherwise obtained and delivered to Lender or (c) result in creation or perfection of a Lien pursuant to the express provisions of any material agreement to which Borrower or any such Guarantor is a party; except in each case to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect.

Section 5.04. Taxes; Governmental Charges. Borrower and each Subsidiary have timely filed all federal, state and local material tax reports and returns required by any Governmental Requirement to be filed, including, without limitation, all material income, franchise, employment, property and sales tax returns, and have duly paid all their respective material liabilities for taxes, assessments, governmental charges and levies that are due and payable, except for such taxes and assessments (i) that are not yet delinquent, or (ii) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, or (iii) where failure to do so has not and could not reasonably be expected to result in a Material Adverse Effect. The reserves for taxes reflected on the consolidated balance sheet of Borrower are adequate in amount for Borrower and each Subsidiary, as applicable. Neither Borrower or any Subsidiary nor any Guarantor has received any written notice from a tax authority proposing a tax assessment against Borrower, any Subsidiary or any Guarantor that could result in a Material Adverse Effect, and there are no unresolved claims that have been made by a tax authority in writing concerning any tax liability of Borrower or any Subsidiary that could result in a Material Adverse Effect.

Section 5.05. No Default. Neither Borrower nor any Subsidiary is in default under or with respect to any contractual obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.

Section 5.06. Financial Statements. The Financial Statements fairly present the financial condition and results of operations as of the dates specified and for the period covered thereby of Borrower and its consolidated Subsidiaries, and have been prepared in accordance with GAAP, except as expressly noted therein and, in the case of unaudited financial statements, subject to year-end adjustments and the absence of footnotes. Since the date of the audited Financial Statements, no Material Adverse Effect has occurred, except as heretofore disclosed in writing to Lender, nor has Borrower or any Subsidiary incurred any material liability, direct or indirect, fixed or contingent that is not disclosed in such audited financial statements. Each of Borrower and the Guarantors is solvent.

Section 5.07. Suits, Actions, Etc. There are no investigations, actions, suits or proceedings pending or to the knowledge of Borrower threatened in writing before or by any Governmental Authority or arbitration authority against or directly affecting Borrower, any Guarantor or the Collateral, or involving the validity, enforceability or priority of any of the Loan Documents.

Section 5.08. Insurance. Borrower and its Subsidiaries and the Properties of Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of Borrower or any Subsidiary, in such amounts, with such deductibles and covering such risks required by Lender and in the absence of such requirements, as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

Section 5.09. Subsidiaries. As of the Closing Date, Borrower (a) has no Subsidiaries other than those specifically disclosed on Schedule 5.09(a), (b) has no equity investments or other interests convertible into equity in any other corporation or entity other than those specifically disclosed in Schedule 5.09(b) and (c) has no, and does not transact business under any, assumed names or trade names other than those specifically disclosed in Schedule 5.09(c).

Section 5.10. Ownership of Property; Liens. Borrower and each Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all personal and real Property, including the Collateral, necessary or used in the ordinary conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Collateral is not subject to any Lien other than Liens in favor of Lender and Liens permitted by Section 7.04. All Property of Borrower is titled in Borrower’s legal name, and Borrower has not used any other name during the last five years other than the assumed names or trade names listed on Schedule 5.09(c).

Section 5.11. Environmental Compliance. Except as set forth on Schedule 5.11, Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws and neither Borrower nor any Subsidiary is subject to any liability or obligation for remedial action thereunder; there is no pending or, to the knowledge of Borrower, written threatened, investigation or inquiry by any governmental authority of Borrower or any Subsidiary, or any of their respective properties pertaining to any Hazardous Material. Except in the ordinary course of business and in material compliance with all Environmental Laws, there are no Hazardous Materials located on or under any of the properties of Borrower or its Subsidiaries. Except in the ordinary course of business and in material compliance with all Environmental Laws, neither Borrower nor any Subsidiary has caused to permitted any Hazardous Material to be disposed of on or under or released from any of its properties. Borrower and each Subsidiary have obtained all material permits, licenses, and authorizations which are required under and by all Environmental Laws.

Section 5.12. ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Governmental Requirements, except to the extent that failure to comply with such applicable provisions could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable opinion or determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Borrower, written threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

Section 5.13. Margin Regulations; Investment Company Act.

(a) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) None of Borrower, any Person controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.14. Disclosure. Borrower has disclosed to Lender, or has stated in filings with the Securities and Exchange Commission, all agreements, documents, instruments and organizational documents or other restrictions in effect on the date hereof to which it, or any of its Subsidiaries, is subject, and all other matters known to it, that, in each case, the violation of which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of Borrower or any Subsidiary to Lender in connection with the transactions contemplated hereby and the negotiation of this Loan Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or, when read together with filings with the Securities and Exchange Commission, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

Section 5.15. Intellectual Property. Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses, slogans, other advertising products and processes, and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where failure to do so has not and could not reasonably be expected to result in a Material Adverse Effect. To the best knowledge of Borrower, no slogan or other advertising product, process or other material now used by Borrower or any Subsidiary infringes upon any rights held by any other Person and which infringement could reasonably be expected to have a Material Adverse Effect.

Section 5.16. Patriot Act. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) (the “Patriot Act”) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including, but not limited to, Executive Order 13224 effective September 24, 2001, are hereinafter collectively referred to as the “Patriot Rules” and are incorporated into this section of the Loan Agreement. Borrower represents and warrants to Lender that neither it nor any of its principals, shareholders, members, partners, or Affiliates, as applicable, is a Person named as a Specially Designated National and Blocked Person (as defined in Presidential Executive Order 13224) and that it is not acting, directly or indirectly, for or on behalf of any such Person. Borrower further represents and warrants to Lender that Borrower and its principals, shareholders, members, partners, or Affiliates, as applicable, are not, directly or indirectly, engaged in, nor facilitating, the transactions contemplated by this Loan Agreement on behalf of any Person named as a Specially Designated National and Blocked Person. Borrower hereby agrees to defend, indemnify and hold harmless Lender from and against any and all claims, damages, losses, risks, liabilities, and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations and warranties in this Section 5.16.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until (i) all Obligations (other than contingent indemnification obligations and Obligations in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07) are fully paid and satisfied, (ii) the Revolving Credit Commitment and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit (other than in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07), Borrower agrees and covenants that it will, and will cause each Subsidiary (as applicable) to:

Section 6.01. Financial Statements. Furnish to Lender the following financial information and statements, and such additional information as requested by Lender from time to time:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the end of each fiscal year of Borrower, a copy of its Annual Report on Form 10-K, or equivalent, of Borrower for such fiscal year that includes a consolidated balance sheet and related statements of income or operations, shareholders’ equity and cash flows of Borrower and its consolidated Subsidiaries as of the end of such fiscal year and for the twelve-month period then ended, in each case audited by independent public accountants of recognized standing reasonably satisfactory to Lender, accompanied by a report and opinion of such accountants, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any “going concern,” “emphasis on going concern,” or like qualification or exception, or any qualification or exception as to the scope of such audit. Borrower grants Lender permission to discuss with such independent public accountants the results of any audit, the field work undertaken, the Loans and any other matters related to Borrower and any Subsidiary.

(b) Interim Financial Statements. As soon as available, and in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, a copy of its Quarterly Report on Form 10-Q, or equivalent, of Borrower for such fiscal quarter that includes a consolidated balance sheet and income statement of Borrower and its consolidated Subsidiaries as of the end of such fiscal quarter, all in form and substance and in reasonable detail reasonably satisfactory to Lender and duly certified (subject to year-end review adjustments) by a Managerial Official of Borrower as fairly presenting in all material aspects to the best of his or her knowledge the financial condition of Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes (provided that the requirement for such certification contained in this paragraph (b) shall be deemed satisfied by a certification of a Managerial Official made in conjunction with a Form 10-Q as required by the Sarbanes-Oxley Act of 2002 as in effect on the Closing Date).

(c) Compliance Certificate. Concurrently with or promptly following the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a certificate substantially in the form of Exhibit E hereto signed by a Managerial Official of Borrower stating that Borrower is not in Default of any term or provisions hereof or thereof, and demonstrating compliance with the covenants set forth in Article VIII.

(d) Accounts Aging. Concurrently with or promptly following the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), an Accounts aging report signed by a Managerial Official of Borrower in form and detail reasonably satisfactory to Lender.

Borrower shall be deemed to have satisfied the requirement to deliver documents pursuant to Section 6.01(a), Section 6.01(b) and Section 6.12 if such documents shall have been timely made available on “EDGAR”, the Securities and Exchange Commission’s website (as of the date of this Loan Agreement located at www.sec.gov) or on Borrower’s website (as of the date of this Loan Agreement located at www.geospace.com) and a confirmatory notice of such availability shall have been delivered to Lender; provided that such notice may be included in a certificate delivered pursuant to Section 6.01(c). Information required to be delivered pursuant to Section 6.01(a), Section 6.01(b), Section 6.01(d), and Section 6.12 may also be delivered by electronic communications pursuant to procedures approved by Lender.

Section 6.02. Notices. Promptly notify Lender:

(a) of the occurrence of any Default;

(b) of any matter, including (i) a breach or non-performance of, or any default under, a contractual obligation of Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between Borrower or any Subsidiary, on the one hand, and any Governmental Authority, on the other hand; or (iii) the commencement of, or any material development in, any litigation or proceeding against Borrower or any Subsidiary (to the extent such notice does not require a waiver of the attorney-client privilege in respect thereof), that, in each case, has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of the occurrence of any ERISA Event but only after Borrower or any ERISA Affiliate knows or has reason to know about such ERISA event;

(d) of a change in name of Borrower or any Guarantor or a change in the location of Borrower, any Guarantor, or any Collateral, in each case to the extent reasonably practicable, within 30 days prior to such change;

(e) of any material change in accounting policies or financial reporting practices by Borrower or any Subsidiary; and

(f) of any judgment against Borrower, any Subsidiary or any Obligated Party in an amount which is more than $250,000.00, to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage.

Each notice pursuant to this Section 6.02 will be accompanied by a statement of a Managerial Official of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to this Section 6.02 will describe with particularity any and all provisions of this Loan Agreement and any other Loan Document that have been breached or affected thereby.

Section 6.03. Accounts and Records. With respect to Borrower and its Domestic Subsidiaries, maintain its books and records in accordance with GAAP.

Section 6.04. Preservation of Existence, Etc. Except as otherwise permitted by Section 7.02, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Governmental Requirements of the jurisdiction of its organization and each state in which it is qualified to do business, unless Borrower (i) determines in good faith that the failure to so preserve its existence or good standing is not materially disadvantageous to the Lender and (ii) provides Lender notice of any such determination no less than 15 days prior to action taken to terminate the existence or good standing of any such entity; and (b) take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the ordinary conduct of the business of Borrower and its Subsidiaries taken as a whole, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition in accordance with industry practice, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) use the standard of care customary in the industry in the operation and maintenance of its facilities; and (d) preserve or renew all of its material registered patents, trademarks, trade names and service marks (including licenses thereof), in each case except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, including but not limited to, commercial property insurance, all risks property damage, commercial general liability, worker’s compensation, business interruption and other insurance, of such types and in such amounts as are customarily carried under similar circumstances by such other similarly situated Persons in the industry and providing for not less than 30 days’ prior notice to Lender of termination, lapse or cancellation of such insurance. Each insurance policy will name Lender as “additional insured” and “mortgagee”, as applicable. Borrower will, and will cause each Subsidiary to, deliver to Lender upon Lender’s request, originals or certified copies of insurance policies or certificates of insurance, each in form and substance reasonably satisfactory to Lender.

Section 6.07. Right of Inspection. Permit Lender to (a) visit its properties and installations, (b) examine, audit and make and take away copies or reproductions of its books and records, and (c) discuss with its respective directors, partners, principal officers and independent auditors its respective businesses, assets, liabilities, financial positions, results of operations, and business prospects, at all reasonable times during normal business hours and upon reasonable advance notice to Borrower. Borrower shall be responsible for the reasonable and documented out-of-pocket costs and expenses of Lender associated with any such inspection; provided that unless an Event of Default shall have occurred and be continuing, Borrower shall not be responsible for the costs and expenses associated with more than one inspection per calendar year. To the extent Borrower maintains any records, including computer generated records and software programs for the generation of such records in the possession of a third party, Borrower will, to the extent such records constitute Collateral, (i) notify such third party of Lender’s Lien in such records, (ii) cause such party to grant reasonable access to Lender to such records and (iii) provide Lender with copies of any records Lender may request, all at Borrower’s sole cost and expense.

Section 6.08. Right to Additional Information. Furnish Lender with such additional information and statements, lists of assets and liabilities, statements of contingent liabilities, tax returns, and other reports and certificates with respect to Borrower’s or any Subsidiary’s financial condition, business operations and compliance with the terms of the Loan Documents as Lender may reasonably request from time to time.

Section 6.09. Compliance with Governmental Requirements. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply in all material respects with all Governmental Requirements applicable to Borrower, its Subsidiaries, and their businesses, operations and Property (including without limitation, all applicable Environmental Laws) except in such instances in which (a) such Governmental Requirement is being contested in good faith, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.10. Taxes. Timely pay and discharge when due all of its Indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies, Liens and claims, of every kind and nature, imposed upon Borrower, its Subsidiaries or any of their properties, income, or profits, prior to the earlier of the date on which such obligation would become delinquent or the date penalties would attach, and all lawful claims that, if unpaid, might become a Lien or charge upon any of Borrower’s or its Subsidiary’s properties, income, or profits; provided, however, Borrower and its Subsidiaries will not be required to pay and discharge any such assessment, tax, government charge, levy, Lien or claim so long as (i) such assessment, tax government charge, levy, Lien or claim is not yet delinquent, (ii) (a) the legality of the same will be contested in good faith by appropriate judicial, administrative or other legal proceedings instituted with reasonable promptness and diligently conducted, and (b) Borrower and its Subsidiaries will have established on their books adequate reserves with respect to such contested assessment, tax, government charge, levy, Lien or claim in accordance with GAAP, or (iii) where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 6.11. Notice of Indebtedness. Promptly inform Lender of the creation, incurrence or assumption by Borrower or any Subsidiary of any actual or contingent liabilities not permitted under this Loan Agreement or any other Loan Document.

Section 6.12. Proxy Statements, Etc. Promptly after the same are available, furnish to Lender one copy of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, registration statement, or prospectus filed by Borrower or any Subsidiary within any securities exchange or the Securities and Exchange Commission or any successor agency in each case to the extent that such items are not otherwise required to be delivered to Lender hereunder.

Section 6.13. Additional Documents. Execute and deliver, or cause to be executed and delivered, to Lender, from time to time as reasonably required by Lender, any and all other agreements, instruments and documents in order to provide the rights and remedies to Lender granted or provided for by the Loan Documents or give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

Section 6.14. Lender as Principal Depository. To maintain with Lender the primary operating account of Borrower and its Domestic Subsidiaries, including maintaining with Lender all business, cash management, operating and administrative deposit accounts, subject to compliance with Borrower’s investment policy as in effect from time to time.

ARTICLE VII

NEGATIVE COVENANTS

Until (i) all Obligations (other than contingent indemnification obligations and Obligations in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07) are fully paid and satisfied, (ii) the Revolving Credit Commitment and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit (other than in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07), Borrower will not, nor will it permit any Subsidiary to, directly or indirectly:

Section 7.01. Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as carried on as of the Closing Date (provided that entering into lines of business substantially related or incidental to those lines of business conducted as of the Closing Date shall not constitute a material change for purposes of this Section 7.01).

Section 7.02. Mergers, Consolidations. Become a party to a merger or consolidation, or purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred, (i) Borrower may merge into or consolidate with any Person in a transaction in which Borrower is the surviving entity, (ii) any Subsidiary may merge into or consolidate with Borrower in a transaction in which Borrower is the surviving entity, (iii) any Subsidiary may merge into or consolidate with any Guarantor (or Person that concurrently therewith becomes a Guarantor) in a transaction in which the surviving entity is or concurrently becomes a Guarantor (and notwithstanding anything to the contrary herein, upon compliance with the foregoing the non-surviving Person may be dissolved or liquidated).

Section 7.03. Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets or Properties, other than in the ordinary course of business; provided that any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to Borrower or to a Guarantor (or a Person that concurrently therewith becomes a Guarantor). Notwithstanding anything to the contrary in this Loan Agreement (including Section 7.02 and this Section 7.03), Borrower and its Subsidiaries may acquire or purchase a business or assets involving cash or equity consideration (or a combination thereof) of up to $20.0 million in the aggregate in any period of twelve consecutive months provided that, at the time of and immediately after giving effect to such acquisition or purchase, Borrower is in compliance with the requirements set forth in Article VIII following the consummation of any such transaction.

Section 7.04. Liens. Create, incur or permit to exist any Lien on any of its assets, other than:

(a) Liens securing Indebtedness owing to Lender;

(b) Standard Permitted Liens;

(c) Liens in favor of Borrower or any Guarantor;

(d) Liens in existence on the Closing Date that are listed in Schedule 7.04(d), and any continuations thereof;

(e) Any Lien existing on any asset or property prior to the acquisition thereof by Borrower or any Subsidiary or existing on any asset or property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that such Liens shall only secure such obligations that they secure on the date of such acquisition or the date such Person becomes a Subsidiary and extensions, renewals and refinancings of such obligations permitted by Section 7.05;

(f) Liens consisting of conditional sale, title retention or similar arrangements for the sale of goods Borrower or any Subsidiary entered into in the ordinary course of business;

(g) Liens arising from UCC financing statement filings regarding leases Borrower or any Subsidiary entered into in the ordinary course of business;

(h) Liens pursuant to any order of attachment, execution, enforcement, or similar legal process arising in connection with court proceedings, provided that such process is effectively stayed, discharged, or otherwise set aside within 30 days; and

(i) Liens to secure Indebtedness permitted under Section 7.05(f), Section 7.05(g) and Section 7.05(n).

Section 7.05. Indebtedness. Create, incur, or assume any Indebtedness, other than:

(a) Indebtedness owing to Lender;

(b) Indebtedness outstanding on the Closing Date and listed in Schedule 7.05(b);

(c) Indebtedness owing by (i) Borrower to any Subsidiary, or (ii) any Subsidiary to Borrower or to any other Subsidiary;

(d) Indebtedness in respect of current accounts payable and accrued expenses incurred in the ordinary course of business;

(e) Indebtedness arising from the endorsement of instruments for collection or deposit in the ordinary course of business;

(f) Capital Lease Obligations, purchase money Indebtedness to finance the acquisition, construction, development, or improvement of fixed or capital assets or property, and other Indebtedness, in an aggregate principal amount not to exceed $10.0 million in the aggregate at any one time outstanding;

(g) Indebtedness incurred or assumed (including by operation of law) in connection with transactions contemplated in Sections 7.02, 7.03 and 7.04(e), provided, that such Indebtedness existed prior to such transaction and was not created in anticipation thereof;

(h) Indebtedness as an account party in respect of letters of credit issued in the ordinary course of business;

(i) Indebtedness under performance guaranties, performance bonds, letters of credit and similar instruments issued in the ordinary course of business and serving as a performance guaranty;

(j) Indebtedness incurred in the ordinary course of business and constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(k) Guarantees in respect of Indebtedness otherwise permitted hereunder;

(l) Subordinated Debt;

(m) Indebtedness to local Russian banks (consisting of overdraft lines of credit) in an aggregate principal amount that does not exceed $500,000 at any one time outstanding and which is in addition to Indebtedness otherwise permitted hereunder;

(n) extensions, refinancing, renewals, or replacements (or successive extensions, refinancing, renewals, or replacements), in whole or in part, of the Indebtedness permitted above which, in the case of any such extension, refinancing, renewal, or replacement, does not increase the amount of the Indebtedness being extended, refinanced, renewed, or replaced, other than amounts incurred to pay accrued interest thereon and the fees, costs, and expenses of and relating to any such extension, refinancing, renewal, or replacement.

Section 7.06. Loans and Investments. Make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of, any Person (each an “Investment”), other than in the ordinary course of business and:

(a) Permitted Investments;

(b) Investments made by Borrower to or in its Subsidiaries and made by any Subsidiary to or in Borrower or any other Subsidiary;

(c) Investments permitted under Section 7.02;

(d) Guarantees constituting Indebtedness permitted by Section 7.05;

(e) Investments existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date and, in each case, set forth on Schedule 7.06(e);

(f) Investments in the ordinary course consisting of endorsements for collection or deposit;

(g) Investments of any Person existing at the time such Person becomes a Subsidiary or enters into a transaction with Borrower or any Subsidiary with respect to a consolidation or merger (including in connection with acquisitions permitted hereunder) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(h) extensions of trade credit in the ordinary course of business;

(i) advances to customers or suppliers in the ordinary course of business that are in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Borrower or any of its Subsidiaries;

(j) Investments (including debt obligations and equity interests) acquired (i) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business, or (ii) as a result of a foreclosure by Borrower or any Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(k) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights, licenses or leases of intellectual property, in each case in the ordinary course of business;

(l) Investments arising from any transaction permitted by Section 7.07;

(m) Investments consisting of Swap Agreements; and

(n) other Investments not otherwise permitted hereunder in an aggregate amount of up to $2,000,000 at any one time outstanding.

Section 7.07. Transactions with Affiliates. Enter into any material transaction, including, without limitation, the purchase, sale or exchange of Property or the rendering of any service, with any Affiliate of Borrower or any Subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s and its Subsidiaries’ business and upon fair and reasonable terms substantially as favorable to Borrower or any Subsidiary as those that might be obtained at the time in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower or any Subsidiary, provided, that the foregoing shall not apply to transactions among Borrower and one or more of its Subsidiaries or between or among the Subsidiaries and transactions otherwise permitted herein.

Section 7.08. Dividends. Declare or pay any dividends or Distributions (excluding distributions solely of capital stock or partnership interests) or make any other payment (in cash, property, or obligations) on account of its capital stock or partnership interests, as applicable, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock (excluding any net or cashless exercise of stock options); provided, that Borrower and its Subsidiaries may make Distributions if immediately after giving effect to such Distribution the covenants contained in Article VIII are satisfied. Borrower will not permit any Guarantor to grant or issue any capital stock or any warrant, right or option pertaining to its capital stock, or issue any security convertible into capital stock.

Section 7.09. Use of Proceeds. Use the proceeds of the Loans for any purpose other than to finance general corporate needs including accounts receivable and inventory, equipment purchases and acquisition needs, not in contravention of any Governmental Requirement or of any Loan Document.

Section 7.10. Additional Subsidiaries. Except as contemplated in Section 7.02, form or acquire any Domestic Subsidiary unless Borrower shall have notified Lender at the time that any Person becomes a Domestic Subsidiary, and promptly thereafter (and in any event within 30 days thereafter), cause each such Person that is organized under the laws of any State of the United States of America to (a) become a Guarantor by executing and delivering to Lender a counterpart of the Guaranty or such other document as Lender will deem appropriate for such purpose, (b) deliver to Lender an executed counterpart of the Security Agreement or such other document as Lender will deem appropriate, (c) favorable opinions of counsel to such Person (which will cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to herein), and (d) such other documents, instruments and agreements Lender will reasonably request.

ARTICLE VIII

FINANCIAL COVENANTS

Until (i) all Obligations (other than contingent indemnification obligations and Obligations in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07) are fully paid and satisfied, (ii) the Revolving Credit Commitment and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit (other than in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07), Borrower will:

Section 8.01. Cash Flow Coverage Ratio. Maintain, for the twelve-month period ending on the last day of each fiscal quarter of Borrower commencing on December 31, 2013, a ratio of (a) Net Income, plus depreciation and amortization expense, plus Interest Expense, less capital expenditures (excluding “Investments in rental equipment” as reflected on the Consolidated Statement of Cash Flows of Borrower) and less any Distributions, to (b) current principal payments of long-term debt (including the outstanding balance of the Loan) plus Interest Expense, of Borrower and its Subsidiaries on a consolidated basis of not less than 1.5 to 1.0.

Section 8.02. Funded Debt to EBITDA Ratio. Maintain, for the twelve-month period ending on the last day of each fiscal quarter of Borrower commencing on December 31, 2013, a ratio of Funded Debt to EBITDA of Borrower and its Subsidiaries on a consolidated basis not exceeding 2.0 to 1.0.

Section 8.03. Current Ratio. Maintain, for the twelve-month period ending on the last day of each fiscal quarter of Borrower commencing on December 31, 2013, a ratio of current assets to current liabilities (including the outstanding balance of the Loan) of Borrower and its Subsidiaries on a consolidated basis of not less than 1.50 to 1.0.

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01. Events of Default. Each of the following will constitute an “Event of Default” under this Loan Agreement:

(a) The failure of Borrower to pay when due any part of the principal of the Loans, any interest on the Loans, or any fees or other Obligations owing thereby hereunder or under any other Loan Document and such failure remains unremedied for five (5) days after the date due (unless such failure results from the Lender’s or its affiliates’ or subsidiaries’ action or inaction in connection with the auto debiting of such payments).

(b) The failure of Borrower or any Guarantor to timely and properly observe, keep or perform any covenant, agreement or condition required in Sections 6.02(a) and 6.02(b) and Article VII and Article VIII.

(c) The failure of Borrower or any Guarantor to timely and properly observe, keep or perform any covenant, agreement or condition required herein (other than as specified in clauses (a) and (b) above) or in any of the other Loan Documents and such failure remains unremedied for fifteen (15) days after the date notice thereof is given by Lender to Borrower.

(d) Any representation or warranty contained herein, in any of the other Loan Documents or in any other document ever delivered or furnished by Borrower or any Guarantor to Lender in connection with the Obligations is or proves to have been false, misleading, erroneous or breached in any material respect on the date it was made or deemed to have been made.

(e) If Borrower or any Guarantor: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to or is unable to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the Applicable Bankruptcy Laws or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party; or (v) fails to pay within 30 days of the date due any final money judgment (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage) in an amount exceeding $1.0 million against such party

(f) A levy, or any execution, garnishment, attachment, sequestration or other writ or similar proceeding in an aggregate amount exceeding $1.0 million against the Property of Borrower or any Guarantor or any part thereof (to the extent not covered by independent third-party insurance as to which such insurer has not disputed coverage) which is not permanently dismissed or discharged within 30 days after the commencement of such levy or other proceeding.

(g) Abandonment of any portion of the Property of Borrower or any Guarantor in an aggregate amount exceeding $1.0 million.

(h) The occurrence of any event or condition which results in, or with notice or lapse of time or both could result in, a default in the payment of any Indebtedness or performance of any obligation of Borrower or any Guarantor to any Person other than Lender, excluding any Indebtedness or obligation not exceeding, individually or in the aggregate, $1.0 million.

(i) The occurrence of an ERISA Event that results in a liability of Borrower or an ERISA Affiliate of an aggregate amount exceeding $1.0 million.

(j) Any Loan Document or any provision thereof ceases to be in full force and effect; or Borrower or any Guarantor contests the validity or enforceability of any Loan Document or any provision thereof; or Borrower or any Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof.

(k) Any default occurs under any Swap Agreement in which Lender is the counterparty.

Nothing contained in this Loan Agreement will be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default will be cumulative.

Section 9.02. Remedies. Upon the occurrence and during the continuance of any Event of Default, (a) the entire unpaid balance of principal of the Revolving Credit Note, together with all accrued but unpaid interest thereon, and all other Indebtedness owing to Lender by Borrower at such time will, at the option of Lender, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest of any kind, all of which are expressly waived by Borrower, (b) Lender may, at its option, cease further Advances under the Revolving Credit Note, (c) reduce any claim to judgment, and (d) exercise any and all rights and remedies afforded by any of the Loan Documents, or by law or equity or otherwise, as Lender will deem appropriate. All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may be exercised by Lender at its option and in its sole discretion, upon the occurrence and during the continuance of an Event of Default.

Section 9.03. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent not prohibited by applicable Governmental Requirements, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Lender or any such Affiliate to or for the credit or the account of Borrower or any Guarantor against any and all of the Obligations or the obligations of any Guarantor now or hereafter existing under this Loan Agreement or any other Loan Document, irrespective of whether or not Lender shall have made any demand under this Loan Agreement or any other Loan Document and although the Obligations or such obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that Lender or its Affiliates may have. Lender agrees to notify Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.04. Performance by Lender. Should any covenant, duty, or agreement of any Guarantor fail to be performed in accordance with the terms of the Loan Documents, Lender may, after providing ten days’ prior written notice to Borrower, at its option, perform, or attempt to perform, such covenant, duty or agreement on behalf of any Guarantor. In such event, Borrower will pay to Lender on demand any amount expended by Lender in such performance or attempted performance, together with interest thereon at the rate provided in the Revolving Credit Note for past-due payments from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and will never have any liability or responsibility for the performance of any duties of Borrower hereunder. Without limiting the generality of the foregoing, upon the occurrence and during the continuance of an Event of Default, Lender will have the right, in addition to any other right of Lender, but not the obligation, in its own name or in the name of Borrower, to enter into possession of the Property, as and to the extent permitted by applicable law.

Section 9.05. Rights Cumulative; Election of Remedies. All rights and remedies of Lender under the terms of this Loan Agreement will be cumulative of, and in addition to, the rights and remedies of Lender under any and all other agreements between Borrower and Lender (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights and remedies now or hereafter held by Lender under the terms of any other agreement. Such rights and remedies may be pursued separately, successively or concurrently against Borrower, or any Guarantor or any Property covered under the Loan Documents at the sole discretion of Lender. The exercise or failure to exercise any of the same will not constitute a waiver or release thereof or of any other right, and the same will be nonexclusive.

ARTICLE X

MISCELLANEOUS

Section 10.01. Waiver and Amendment. Neither the failure nor any delay on the part of Lender to exercise any right, remedy, power or privilege herein or under any of the other Loan Documents will operate as a waiver thereof, nor will any single or partial exercise of such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower or any Guarantor therefrom will be effective unless the same will be in writing and signed by Lender and such Borrower or Guarantor and then will be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents will be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

Section 10.02. Benefits; Assignment. This Loan Agreement will be binding upon and inure to the benefit of Lender and Borrower, and their respective successors and permitted assigns, provided, however, that Borrower may not, without the prior written consent of Lender, assign or encumber any interests, rights, remedies, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents, and Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (i) by way of participation in accordance with and subject to the provisions of Section 10.15, (ii) by way of pledge or assignment of a security interest to secure obligations to a Federal Reserve Bank (provided that any such pledge shall not release Lender from any of its obligations hereunder or substitute any such pledgee or assignee for Lender as a party hereto), or (iii) following the occurrence and during the continuance of an Event of Default, and in each case any other attempted assignment or transfer by any party shall be null and void.

Section 10.03. Notices.

(a) All notices, requests, demands or other communications required or permitted to be given pursuant to this Loan Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) where expressly permitted, electronic delivery, sent to the intended addressee at the physical address set forth on the first page hereof and will be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service, and in the case of permitted electronic communications, delivery shall be in accordance with the procedures agreed by the parties. Either party will have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least five (5) days prior to the effective date of such new address.

(b) Borrower and Lender agree that no notices or other communications by electronic means between such parties or their representatives in connection with this Loan Agreement or any instrument executed in connection herewith shall constitute a transaction, agreement, contract or electronic signature under the Electronic Signatures in Global and National Commerce Act, any version of the Uniform Electronic Transactions Act or any other statute governing electronic transactions, unless otherwise specifically agreed to in writing.

Section 10.04. Continuation and Survival. All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will be deemed continuing and made at and as of the date of this Loan Agreement and as set forth in Section 4.02(a). All covenants, agreements, representations and warranties made in or pursuant to this Loan Agreement and the other Loan Documents will survive until payment in full of all sums owing and performance of all other obligations hereunder by Borrower to Lender and will not be waived by the execution and delivery of this Loan Agreement, any Advance or issuance of any Letter of Credit hereunder, any investigation by Lender or any other event except a specific written waiver by Lender.

Section 10.05. Controlling Agreement. Notwithstanding anything to the contrary in any Loan Document, and subject to Section 10.08, the parties hereto intend to conform strictly to the applicable usury Governmental Requirements. In no event, whether by reason of demand for payment or acceleration of the maturity of the Obligations or otherwise, will the interest contracted for, charged or received by Lender hereunder, or under any other Loan Documents, or otherwise exceed the maximum rate of non-usurious interest permissible under applicable Governmental Requirements (the “Maximum Rate”). If, from any circumstance whatsoever, interest would otherwise be payable to Lender in excess of the Maximum Rate, the interest payable to Lender will be reduced automatically to the Maximum Rate. If Lender will ever receive interest, or anything of value deemed interest under applicable Governmental Requirements, which would apart from this provision be in excess of the Maximum Rate, an amount equal to any amount which would have been excessive interest will be applied to the reduction of the principal amount owing on the Obligations in the inverse order of its maturity and not to the payment of interest, or if such amount which would have been excessive interest exceeds the unpaid principal balance of the Obligations, such excess will be refunded to Borrower. The interest and any other amounts that would have been payable in respect of any portion of the Obligations or during any period but were not payable as a result of the operation of this Section shall be cumulated and the interest and other amounts on any other portion of the Obligations or periods shall be increased (but not above the maximum amount permitted under applicable Governmental Requirement) until such cumulated amount shall have been received by Lender. All interest paid or agreed to be paid to Lender will, to the extent permitted by applicable Governmental Requirements, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of such Indebtedness so that the amount of interest on account of such Indebtedness does not exceed the Maximum Rate.

Section 10.06. No Third Party Beneficiary. This Loan Agreement is for the sole benefit of Lender and Borrower and is not for the benefit of any third party.

Section 10.07. Lender’s Consent or Approval. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent or the exercise of judgment of Lender is required, the granting or denial of such approval or consent and the exercise of such judgment will be (a) within the sole discretion of Lender; and (b) deemed to have been given only by a specific writing intended for the purpose and executed by Lender. Each provision for consent, approval, inspection, review, or verification by Lender is for Lender’s own purposes and benefit only.

Section 10.08. Applicable Governmental Requirements. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, are performable in Bexar County, Texas, and will be governed by and construed in accordance with the Governmental Requirements of the State of Texas and the Governmental Requirements of the United States of America applicable to transactions within the State of Texas. Except to the extent that the Governmental Requirements of the United States may apply to the terms hereof, the substantive Governmental Requirements of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Loan Agreement and the other Loan

Documents. In the event of a dispute involving this Loan Agreement, any other Loan Document or any other instrument executed in connection herewith, Borrower irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas. To the extent that Chapter 303 of the Texas Finance Code is applicable to any Loan, any Advance or any Loan Document, the “WEEKLY CEILING” specified in such chapter is the applicable ceiling; provided that, if any applicable Governmental Requirement permits greater interest, the Governmental Requirement permitting the greatest interest will apply.

Section 10.09. Loan Agreement Governs. This Loan Agreement, together with the other Loan Documents, comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the terms of this Loan Agreement and any terms of any other Loan Document (including, without limitation, any Letter of Credit Agreement), the terms of this Loan Agreement will govern; provided, that the inclusion of supplemental rights or remedies in favor of Lender in any other Loan Document will not be deemed a conflict with this Loan Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and will be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.10. Time of Essence. Time will be of the essence in this Loan Agreement.

Section 10.11. Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

Section 10.12. Invalid Provisions. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future Governmental Requirements, such provision will be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13. Expenses of Lender. Borrower shall pay to Lender on demand: (a) all reasonable out-of-pocket costs and expenses incurred by Lender in connection with the preparation, negotiation, execution and administration of this Loan Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, increases, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of Lender’s legal counsel and professionals, (b) all out-of-pocket costs and expenses incurred by Lender in connection with the enforcement, workout or restructure of this Loan Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of Lender’s legal counsel and professionals, and (c) all other reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Loan Agreement or any other Loan Document, including, without limitation, all costs, expenses, taxes, assessments, filing fees, and other charges levied by a Governmental Authority or otherwise payable in respect of this Loan Agreement or any other Loan Document.

Section 10.14. INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY AND HOLD LENDER, ITS AFFILIATES AND LENDER’S SUCCESSORS AND PERMITTED ASSIGNS (EACH SUCH PERSON HEREIN REFERRED TO AS AN “INDEMNITEE”) ABSOLUTELY HARMLESS FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES INCURRED BY OR IMPOSED UPON OR ALLEGED TO BE DUE OF INDEMNITEE IN CONNECTION WITH (A) THE EXECUTION OR DELIVERY OF THIS LOAN AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY OTHER AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER, THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR, IN THE CASE OF LENDER, THE ADMINISTRATION OF THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS, (B) ANY LOAN OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY LENDER TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (C) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY BORROWER OR ANY SUBSIDIARY, OR ANY ENVIRONMENTAL LIABILITY RELATED TO BORROWER OR ANY SUBSIDIARY, OR (D) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY BORROWER OR ANY SUBSIDIARY, AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH CLAIMS, LIABILITIES, LOSSES, DAMAGES, OBLIGATIONS OR RELATED EXPENSES (I) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (II) RESULT FROM A CLAIM BROUGHT BY BORROWER OR ANY GUARANTOR AGAINST AN INDEMNITEE FOR BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR ANY OTHER LOAN DOCUMENT, IF BORROWER OR SUCH GUARANTOR HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION. IN THE EVENT OF COURT ACTION IN CONNECTION WITH ANY SUCH CLAIM OR DEMAND, BORROWER WILL ASSUME, TO THE EXTENT REQUESTED BY LENDER, THE RESPONSIBILITY FOR THE DEFENSE OF ANY SUCH ACTION AND WILL IMMEDIATELY SATISFY AND DISCHARGE ANY FINAL DECREE OR JUDGMENT RENDERED THEREIN. LENDER MAY, IN ITS SOLE DISCRETION, MAKE ANY

PAYMENTS SUSTAINED OR INCURRED BY REASON OF ANY OF THE FOREGOING, AND BORROWER WILL IMMEDIATELY REPAY TO LENDER IN CASH THE AMOUNT OF SUCH PAYMENT, WITH INTEREST THEREON AT THE RATE SPECIFIED IN THE REVOLVING CREDIT NOTE TO BE APPLICABLE TO PAST-DUE PRINCIPAL FROM THE DATE THAT IS TEN (10) DAYS AFTER DEMAND THEREFOR UNTIL PAID.

Section 10.15. Participation of the Loans. Borrower agrees that Lender may, at its option, sell interests in the Loans and its rights and remedies under this Loan Agreement to one or more financial institutions or other Person (other than a natural person) acceptable to Lender and, in connection with each such sale, Lender may disclose any financial and other information available to Lender concerning Borrower or any Guarantor to each prospective purchaser; provided, that (a) Lender’s and Borrower’s obligations under this Loan Agreement shall remain unchanged, (b) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations under this Loan Agreement, unless applicable Governmental Requirements provide otherwise.

Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Loan Agreement and the other Loan Documents; a participant shall not be entitled to receive any greater payment under Section 2.04 or Section 3.06 than Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent.

Section 10.16. Counterparts; Facsimile Documents and Signatures. This Loan Agreement may be separately executed in any number of counterparts, each of which will be an original, but all of which, taken together, will be deemed to constitute one and the same instrument. For purposes of negotiating and finalizing this Loan Agreement, if this document or any document executed in connection with it is transmitted by facsimile machine, electronic mail or other electronic transmission, it will be treated for all purposes as an original document. Additionally, the signature of any party on this document transmitted by way of a facsimile machine or electronic mail will be considered for all purposes as an original signature. Any such transmitted document will be considered to have the same binding legal effect as an original document. At the request of any party, any faxed or electronically transmitted document will be re-executed by each signatory party in an original form.

Section 10.17. Imaging of Documents. Borrower understands and agrees that (a) Lender’s document retention policy may involve the electronic imaging of executed Loan Documents and the destruction of the paper originals, and (b) Borrower waives any right that it may have to claim that the imaged copies of the Loan Documents are not originals.

Section 10.18. No Oral Agreements. The term “WRITTEN AGREEMENT” will include this Loan Agreement, together with each and every other document relating to and/or securing the Obligations, regardless of the date of execution. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 10.19. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT NOT PROHIBITED BY APPLICABLE GOVERNMENTAL REQUIREMENT, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.20. Amendment and Restatement. This Loan Agreement is given in amendment and restatement, and not in extinguishment or novation, of the obligations of Borrower under the Existing Credit Agreement.

Section 10.21. Treatment of Certain Information; Confidentiality. Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will maintain such confidences), (b) to the extent requested or required by applicable laws or regulations or by any subpoena or similar legal process, (c) subject to this Section 10.21, to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Loan Agreement or any other Loan Document, (e) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Loan Agreement, (f) with the consent of Borrower or (g) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender on a non-confidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries, provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Lender acknowledges that (a) the Information may include material non-public information concerning Borrower and its Subsidiaries, as the case may be and (b) it will use commercially reasonable efforts to handle such material non-public information in accordance with applicable law, including United States Federal and state securities Laws.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON THE FOLLOWING PAGE(S)]

Executed as of the date first written above.

BORROWER:

GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary

GUARANTORS:

GTC, INC. EXILE TECHNOLOGIES CORPORATION GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC. GEOSPACE FINANCE CORP. GEOSPACE J.V., INC. GEOSPACE TECHNOLOGIES, SUCURSAL SUDAMERICANA LLC

By:	/s/ Thomas T. McEntire
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary of each of the Guarantors named above

LENDER:

FROST BANK, a Texas state bank

By:	/s/ Larry Hammonds
Name:	Larry Hammonds
Title:	Market President

Signature Page

to Loan Agreement

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A – Form of Advance Request Form

Exhibit B – Form of Guaranty

Exhibit C – Form of Revolving Credit Note

Exhibit D – Form of Security Agreement

Exhibit E – Form of Compliance Certificate

Schedules:

Schedule 5.09(a) – Subsidiaries

Schedule 5.09(b) – Equity Investments

Schedule 5.09(c) – Assumed Names or Trade Names

Schedule 5.11 – Environmental Compliance

Schedule 7.04(d) – Liens

Schedule 7.05(b) – Indebtedness

Schedule 7.06(e) – Investments

Exhibits and Schedules

EXHIBIT A

Form of Advance Request Form

ADVANCE REQUEST FORM

TO: Frost Bank	DATE:	TIME:
FAX #: (210) 220-
ATTN.:

FROM:	GEOSPACE TECHNOLOGIES CORPORATION	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name

The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.

FROM:
	Authorized Signature (Borrower)	Authorized Requester & Phone #

PHONE #:
Received by (Bank) & Phone #

Authorized Signature (Bank)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only
PRINCIPAL INCREASE* (ADVANCE)	$	Date Recd:
PRINCIPAL PAYMENT (ONLY)	$	Time:
Comp. Status: ☐ YES ☐ NO
OTHER INSTRUCTIONS:		Status Date:
Time:
Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Advance Request Form, including without limitation the representation that Borrower has paid for and owns the equipment financed by Lender; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date; provided, that the representations and warranties in Section 5.06 of the Loan Agreement will be deemed to refer to the most recent information and statements furnished pursuant to Section 6.01 of the Loan Agreement.

A-1

*	IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE):

☐  YES    ☐  NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS             Fed Reference Number Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

A-2

EXHIBIT B

Form of Guaranty

[Attached]

B-1

GUARANTY AGREEMENT

This GUARANTY AGREEMENT (this “Guaranty”) is made as of September 27, 2013, by and among EACH OF THE PERSONS IDENTIFIED ON SCHEDULE 1 HERETO (each such Person, together with any other Person that becomes a party to this Guaranty as a guarantor hereunder in accordance with Section 23 hereof, a “Guarantor” and, collectively, the “Guarantors”) for the benefit of FROST BANK, a Texas state bank (“Lender”).

RECITALS:

A. GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (“Borrower”), and Guarantors entered into a Loan Agreement of even date herewith with Lender (the “Loan Agreement”).

B. Pursuant to the Loan Agreement, Lender has agreed to extend credit to Borrower.

C. In order to induce the Lender to extend such credit and to issue letters of credit, each Guarantor has agreed to enter into this Guaranty.

D. Lender has conditioned its obligations under the Loan Agreement upon the execution and delivery by the Guarantors of this Guaranty.

E. Except as otherwise defined herein, capitalized terms used herein and defined in the Loan Agreement shall be used herein as therein defined. Certain terms used herein are defined in Section 1 hereof.

AGREEMENTS:

NOW, THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor hereby irrevocably and unconditionally guarantees to Lender, the full and prompt payment and performance of the Guaranteed Indebtedness (hereinafter defined), this Guaranty being upon the following terms:

1. Definition – Guaranteed Indebtedness. As used in this Guaranty, the term “Guaranteed Indebtedness” shall mean (a) the principal of all indebtedness, obligations and liabilities of Borrower to Lender of any kind or character, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, in each case, under the Loan Agreement and any other Loan Document including, without limitation, all Obligations of Borrower, and all indebtedness, obligations and liabilities of Borrower to Lender now existing or hereafter arising by note, draft, acceptance, guaranty, endorsement, letter of credit, assignment, purchase, overdraft, discount, indemnity agreement, or otherwise, in each case, in connection therewith, (b) all accrued but unpaid interest on any of the indebtedness described in (a) above, (c) all reasonable and documented out-of-pocket costs and expenses incurred by Lender in connection with the collection of all or any part of the indebtedness and enforcement of the obligations described in (a) or (b) above or the protection or preservation of, or realization upon, the collateral securing all or any part of such indebtedness and obligations, including without limitation all reasonable attorneys’ fees, and (d) all renewals, extensions, modifications, restructurings and rearrangements of the indebtedness and obligations described in (a), (b), and (c) above. Notwithstanding any language to the contrary in this Guaranty, the term “Guaranteed Indebtedness” does not include any Excluded Swap Obligation.

2. Obligations. As an inducement to Lender to extend or continue to extend credit and other financial accommodations to Borrower, each Guarantor, for value received, does hereby unconditionally and absolutely guarantee the prompt and full payment and performance of the Guaranteed Indebtedness when due or declared to be due and at all times thereafter.

3. Character of Obligations.

(a) This is an absolute, continuing and unconditional guaranty of payment and not of collection. This Guaranty and the Guarantors’ obligations hereunder are irrevocable. All of the Guaranteed Indebtedness shall be conclusively presumed to have been made in acceptance hereof. Each Guarantor shall be liable, jointly and severally, with Borrower and any other guarantor of all or any part of the Guaranteed Indebtedness.

(b) Each Guarantor agrees that its obligations hereunder shall not be released, diminished, impaired, reduced or affected by the existence of any other guaranty or the payment by any other guarantor of any part of the Guaranteed Indebtedness (other than payment in full thereof) and, each Guarantor’s obligations hereunder shall continue until Lender has received payment in full of the Guaranteed Indebtedness.

(c) Each Guarantor’s obligations hereunder shall not be released, diminished, impaired, reduced or affected by, nor shall any provision contained herein be deemed to be a limitation upon, the amount of credit which Lender may extend to Borrower, the number of transactions between Lender and Borrower, payments by Borrower to Lender or Lender’s allocation of payments by Borrower.

4. Representations and Warranties. Each Guarantor hereby represents and warrants the following to Lender:

(a) This Guaranty may reasonably be expected to benefit, directly or indirectly, such Guarantor, and (i) if such Guarantor is a corporation, the Board of Directors of Guarantor has determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, such Guarantor, or (ii) if Guarantor is a partnership, the requisite number of its partners have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, such Guarantor; or (iii) if Guarantor is a limited liability company, the requisite number of its members/managers have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, Guarantor; or (iv) if Guarantor is a trust, the requisite number of its trustees have determined that this Guaranty may reasonably be expected to benefit, directly or indirectly, such Guarantor; and

(b) Guarantor is familiar with, and has independently reviewed the books and records regarding, the financial condition of Borrower and is familiar with the value of any and all collateral intended to be pledged as security for the payment of all or any part of the Guaranteed Indebtedness; provided, however, such Guarantor is not relying on such financial condition or collateral as an inducement to enter into this Guaranty; and

2

(c) Guarantor has adequate means to obtain from Borrower on a continuing basis information concerning the financial condition of Borrower and such Guarantor is not relying on Lender to provide such information to such Guarantor either now or in the future; and

(d) Neither Lender nor any other party has made any representation, warranty or statement to Guarantor in order to induce such Guarantor to execute this Guaranty.

5. Covenants. Until (i) all Obligations (other than contingent indemnification obligations and Obligations in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07 of the Loan Agreement) are fully paid and satisfied, (ii) the Revolving Credit Commitment and the commitment to issue Letters of Credit have been terminated, and (iii) the termination or expiration of all Letters of Credit (other than in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07 of the Loan Agreement), each Guarantor hereby covenants and agrees with Lender that Guarantor shall comply with all terms and provisions of the Loan Documents that apply to such Guarantor or that Borrower has agreed to cause to be performed by such Guarantor.

6. Consent and Waiver.

(a) Each Guarantor waives (i) promptness, diligence and notice of acceptance of this Guaranty and notice of the incurring of any obligation, indebtedness or liability to which this Guaranty applies or may apply and waives presentment for payment, notice of nonpayment, protest, demand, notice of protest, notice of intent to accelerate, notice of acceleration, notice of dishonor, diligence in enforcement and indulgences of every kind, and (ii) the taking of any other action by Lender, including without limitation giving any notice of default or any other notice to, or making any demand on, Borrower, any other guarantor of all or any part of the Guaranteed Indebtedness or any other party.

(b) Each Guarantor waives any rights Guarantor has under, or any requirements imposed by, Chapter 43 of the Texas Civil Practice and Remedies Code, as in effect on the date of this Guaranty or as it may be amended from time to time.

(c) Lender may agree with Borrower at any time, without the consent of or notice to any Guarantor, without incurring responsibility to such Guarantor and without impairing, releasing, reducing or affecting the obligations of such Guarantor hereunder: (i) change the manner, place or terms of payment of all or any part of the Guaranteed Indebtedness, or renew, extend, modify, rearrange or alter all or any part of the Guaranteed Indebtedness; (ii) change the interest rate accruing on any of the Guaranteed Indebtedness (including, without limitation, any periodic change in such interest rate that occurs because such Guaranteed Indebtedness accrues interest at a variable rate which may fluctuate from time to time); (iii) sell, exchange, release, surrender, subordinate, realize upon or otherwise deal with in any manner and in any order any collateral for all or any part of the Guaranteed Indebtedness or this Guaranty or setoff against all or any

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part of the Guaranteed Indebtedness; (iv) neglect, delay, omit, fail or refuse to take or prosecute any action for the collection of all or any part of the Guaranteed Indebtedness or this Guaranty or to take or prosecute any action in connection with any of the Loan Documents; (v) exercise or refrain from exercising any rights against Borrower or others, or otherwise act or refrain from acting; (vi) settle or compromise all or any part of the Guaranteed Indebtedness and subordinate the payment of all or any part of the Guaranteed Indebtedness to the payment of any obligations, indebtedness or liabilities which may be due or become due to Lender or others; (vii) apply any deposit balance, fund, payment, collections through process of law or otherwise or other collateral of Borrower to the satisfaction and liquidation of the indebtedness or obligations of Borrower to Lender not guaranteed under this Guaranty; and (viii) apply any sums paid to Lender by such Guarantor, Borrower or others to the Guaranteed Indebtedness in such order and manner as Lender, in its sole discretion, may determine not inconsistent with the Loan Documents.

(d) Should Lender seek to enforce the obligations of any Guarantor hereunder by action in any court or otherwise, such Guarantor waives any requirement, substantive or procedural, that (i) Lender first enforce any rights or remedies against Borrower or any other person or entity liable to Lender for all or any part of the Guaranteed Indebtedness, including without limitation that a judgment first be rendered against Borrower or any other person or entity, or that Borrower or any other person or entity should be joined in such cause, or (ii) Lender first enforce rights against any collateral which shall ever have been given to secure all or any part of the Guaranteed Indebtedness or this Guaranty. Such waiver shall be without prejudice to Lender’s right, at its option, to proceed against Borrower or any other person or entity, whether by separate action or by joinder.

(e) In addition to any other waivers, agreements and covenants of a Guarantor set forth herein, each Guarantor hereby further waives and releases all claims, causes of action, defenses and offsets for any act or omission of Lender, its directors, officers, employees, representatives or agents in connection with Lender’s administration of the Guaranteed Indebtedness, except for Lender’s fraud, willful misconduct and gross negligence.

(f) Each Guarantor grants to Lender a collateral security interest in, and hereby collaterally assigns, conveys, delivers, pledges and transfers to Lender all of such Guarantor’s right, title and interest in and to such Guarantor’s deposit accounts with Lender, excluding however all IRA and Keogh accounts, and all trust accounts for which the grant of a security interest would be prohibited by law. If an Event of Default shall have occurred and be continuing, Guarantor authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing by such Guarantor under this Guaranty or any other Loan Document to Lender against any and all such deposit accounts.

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(g) To the extent not prohibited by applicable law, each Guarantor waives (i) each of such Guarantor’s rights or defenses arising under (A) Rule 31 of the Texas Rules of Civil Procedure, (B) Section 17.001 of the Texas Civil Practice and Remedies Code, or (C) any other statute or law, common law, in equity, under contract or otherwise, or under any amendments, recodifications, supplements, or any successor statute or law of or to any such statute or law, and (ii) any and all rights under Sections 51.003, 51.004 and 51.005 of the Texas Property Code, and under any amendments, recodifications, supplements or any successor statute or law of or to any such statute or law. The parties intend that Guarantor shall not be considered a “debtor” as defined in Section 9.102 of the Texas Business and Commerce Code (and any successor statute thereto), as amended.

7. Obligations Not Impaired.

(a) Guarantor agrees that its obligations hereunder shall not be released, diminished, impaired, reduced or affected by the occurrence of any one or more of the following events: (i) the lack of corporate power of Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, (ii) any receivership, insolvency, bankruptcy or other proceedings affecting Borrower, Guarantor or any other guarantor of all or any part of the Guaranteed Indebtedness, or any of their respective property; (iii) the partial or total release or discharge of Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness, or any other person or entity from the performance of any obligation contained in any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, whether occurring by reason of law or otherwise; (iv) the taking or accepting of any collateral as security for all or any part of the Guaranteed Indebtedness or this Guaranty; (v) the taking or accepting of any other guaranty as security for all or any part of the Guaranteed Indebtedness; (vi) any failure by Lender to acquire, perfect or continue any lien or security interest on collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (vii) the impairment of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty; (viii) any failure by Lender to sell any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty in a commercially reasonable manner or as otherwise required by law; (ix) any invalidity or unenforceability of or defect or deficiency in any of the Loan Documents; (x) any other circumstance which might otherwise constitute a defense available to, or discharge of, Borrower or any other guarantor of all or any part of the Guaranteed Indebtedness; or (xi) the application by Lender of the proceeds from the sale, foreclosure or other realization of or on any collateral for the Guaranteed Indebtedness to any other indebtedness or obligations secured by such collateral.

(b) This Guaranty shall continue to be effective or be reinstated, as the case may be, to the extent of any payment of all or any part of the Guaranteed Indebtedness that is rescinded or must otherwise be returned by Lender upon the insolvency, bankruptcy or reorganization of Borrower, Guarantor, any other guarantor of all or any part of the Guaranteed Indebtedness, or otherwise, all as though such payment had not been made.

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(c) None of the following shall affect Guarantor’s liability hereunder: (i) the unenforceability of all or any part of the Guaranteed Indebtedness against Borrower by reason of the fact that the Guaranteed Indebtedness exceeds the amount permitted by law; (ii) the act of creating all or any part of the Guaranteed Indebtedness is ultra vires; or (iii)the officers creating all or any part of the Guaranteed Indebtedness acted in excess of their authority.

8. Actions Against Guarantor. In the event of a default in the payment of all or any part of the Guaranteed Indebtedness when such Guaranteed Indebtedness becomes due, whether by its terms, by acceleration or otherwise, Guarantor shall, without notice or demand, promptly pay the amount of such unpaid Guaranteed Indebtedness to Lender, in lawful money of the United States of America, at the address specified for it, in the Loan Agreement. The exercise by Lender of any right or remedy under this Guaranty or under any other agreement or instrument, at law, in equity or otherwise, shall not preclude concurrent or subsequent exercise of any other right or remedy. The books and records of Lender shall be admissible as evidence in any action or proceeding involving this Guaranty and shall be prima facie evidence (absent fraud or manifest error) of the payments made on, and the outstanding balance of, the Guaranteed Indebtedness.

9. Payment by Guarantor. Whenever Guarantor makes any payment to Lender which is or may become due under this Guaranty, written notice must be delivered to Lender contemporaneously with such payment. In the absence of such notice to Lender by Guarantor in compliance with the provisions hereof, any sum received by Lender on account of the Guaranteed Indebtedness shall be conclusively deemed paid by Borrower.

10. Notice of Sale. In the event that Guarantor is entitled to receive any notice under the Uniform Commercial Code, as it exists in the state governing any such notice, of the sale or other disposition of any collateral securing all or any part of the Guaranteed Indebtedness or this Guaranty, reasonable notice shall be deemed given when such notice is deposited in the United States mail, postage prepaid, at the address for Guarantor set forth in the Loan Agreement ten (10) days prior to the date any public sale, or after which any private sale, of any such collateral is to be held; provided, however, that notice given in any other reasonable manner or at any other reasonable time shall be sufficient.

11. Waiver by Lender. No delay on the part of Lender in exercising any right hereunder or failure to exercise the same shall operate as a waiver of such right. In no event shall any waiver of the provisions of this Guaranty be effective unless the same be in writing and signed by an officer of Lender, and then only in the specific instance and for the purpose given.

12. Successors and Assigns. This Guaranty is for the benefit of Lender, its successors and permitted assigns. This Guaranty is binding upon Guarantor and Guarantor’s successors, including without limitation any person or entity obligated by operation of law upon the reorganization, merger, consolidation or other change in the organizational structure of Guarantor.

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13. Costs and Expenses. Guarantor shall pay on demand by Lender all reasonable and documented out-of-pocket costs and expenses, including without limitation all reasonable attorneys’ fees, incurred by Lender in connection with the preparation, administration, enforcement and/or collection of this Guaranty. This covenant shall survive the payment of the Guaranteed Indebtedness.

14. Severability. If any provision of this Guaranty is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, shall not impair or invalidate the remainder of this Guaranty and the effect thereof shall be confined to the provision held to be illegal, invalid or unenforceable.

15. No Obligation. Nothing contained herein shall be construed as an obligation on the part of Lender to extend or continue to extend credit to Borrower.

16. Amendment. No modification or amendment of any provision of this Guaranty, nor consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specific instance and for the purpose for which given.

17. Cumulative Rights. All rights and remedies of Lender hereunder are cumulative of each other and of every other right or remedy which Lender may otherwise have at law or in equity or under any instrument or agreement, and the exercise of one or more of such rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of any other rights or remedies.

18. Governing Law, Venue. This Guaranty is intended to be performed in the State of Texas. Except to the extent that the laws of the United States of America may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Guaranty. In the event of a dispute involving this Guaranty or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

19. Compliance with Applicable Usury Laws. Notwithstanding any other provision of this Guaranty or of any instrument or agreement evidencing, governing or securing all or any part of the Guaranteed Indebtedness, Guarantor and Lender by its acceptance hereof agree that Guarantor shall never be required or obligated to pay interest in excess of the maximum non-usurious interest rate as may be authorized by applicable law for the written contracts which constitute the Guaranteed Indebtedness. It is the intention of Guarantor and Lender to conform strictly to the applicable laws which limit interest rates, and any of the aforesaid contracts for interest, if and to the extent payable by Guarantor, shall be held to be subject to reduction to the maximum non-usurious interest rate allowed under said law.

20. Gender. Within this Guaranty, words of any gender shall be held and construed to include the other gender.

21. Captions. The headings in this Guaranty are for convenience only and shall not define or limit the provisions hereof.

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22. Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and delivered in accordance with Section 10.03 of the Loan Agreement.

23. ADDITIONAL GUARANTORS. IN ACCORDANCE WITH THE TERMS OF THE LOAN AGREEMENT, ADDITIONAL DOMESTIC SUBSIDIARIES MAY BECOME A PARTY TO THIS GUARANTY AS A GUARANTOR HEREUNDER BY EXECUTION OF A GUARANTY JOINDER SUPPLEMENT SUBSTANTIALLY IN THE FORM OF EXHIBIT A HERETO.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON THE FOLLOWING PAGE(S)]

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EXECUTED AND DELIVERED as of the date first above written by each of the undersigned as of the date first above written.

GUARANTORS:

GTC, INC. EXILE TECHNOLOGIES CORPORATION GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC. GEOSPACE FINANCE CORP. GEOSPACE J.V., INC. GEOSPACE TECHNOLOGIES, SUCURSAL SUDAMERICANA LLC

By:
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary of each of the Guarantors named above

Signature Page

to Guaranty Agreement

SCHEDULE 1

TO

GUARANTY AGREEMENT

Guarantors

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Schedule 1

to Guaranty Agreement

EXHIBIT A

TO

GUARANTY AGREEMENT

Form of Guarantor Joinder Agreement

GUARANTOR JOINDER AGREEMENT

This GUARANTOR JOINDER AGREEMENT dated as of                 , 20        , is by and among                     , a                 (“New Guarantor”), GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (“Borrower”), EACH OF THE PERSONS IDENTIFIED ON SCHEDULE 1 HERETO (“Guarantors”) and FROST BANK, a Texas state bank (“Lender”).

A. Guarantors executed a Guaranty Agreement, dated as of September 27, 2013 (as amended, modified or supplemented, the “Guaranty”).

B. The parties hereto desire to join New Guarantor as a Guarantor (as such term is defined in the Guaranty) under the Guaranty.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Guarantor Joinder Agreement, unless otherwise defined herein, shall have the meaning ascribed to such terms in that certain Loan Agreement, dated as of September 27, 2013, among Borrower, Guarantors and Lender (as amended, modified or supplemented, the “Loan Agreement”).

2. Joinder. Subject to the terms and conditions of this Guarantor Joinder Agreement, New Guarantor is hereby joined in the Guaranty as a Guarantor, and New Guarantor hereby agrees to be bound by the terms and conditions (including without limitation all of the representations and warranties and covenants) of each Loan Document to which a Guarantor is a party, including without limitation the Guaranty, as Guarantor, in each case as if New Guarantor were a direct signatory thereto.

3. Effectiveness. This Guarantor Joinder Agreement shall be effective upon the execution and delivery hereof by the parties hereto.

4. Representations and Warranties. New Guarantor represents and warrants to Lender that both immediately before and immediately after giving effect to the consummation of this Guarantor Joinder Agreement each of the representations and warranties set forth in the Loan Agreement to the extent applicable to such New Guarantor mutatis mutandis are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

A-1

5. Scope. Except as expressly modified by this Guarantor Joinder Agreement, the Loan Agreement and all of the other Loan Documents shall remain in full force and effect as executed.

6. Governing Law. This Guarantor Joinder Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflict of laws principles thereof

IN WITNESS WHEREOF, this Guarantor Joinder Agreement has been duly executed as of the date first above written.

NEW GUARANTOR:

By:
Name:
Title:

A-2

SCHEDULE 1

TO

GUARANTOR JOINDER AGREEMENT

Guarantors

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Schedule 1

to Guaranty Agreement

EXHIBIT C

Form of Revolving Credit Note

[Attached]

C-1

REVOLVING PROMISSORY NOTE

$50,000,000.00	September 27, 2013

For value received, GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (“Borrower”), does hereby promise to pay to the order of FROST BANK, a Texas state bank (“Lender”), at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, in lawful money of the United States of America, the sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00), or so much thereof as from time to time may be disbursed by Lender to Borrower under the terms of that certain Loan Agreement dated of even date herewith between Borrower, Guarantor (as defined therein) and Lender (the “Loan Agreement”), and be outstanding, together with interest from the date hereof on the principal balance outstanding from time to time as hereinafter provided. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be. Any capitalized terms used in this Note and not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

1. Payment Terms. Interest only on amounts outstanding hereunder shall be due and payable monthly as it accrues, on the 1st day of each and every calendar month, beginning November 1, 2013, and continuing regularly and monthly thereafter until April 27, 2016, when the entire amount hereof, principal and accrued interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.

2. Interest Rate.

(a) The interest rate is a rate per year equal to the lesser of (i) the Wall Street Journal LIBOR Rate (as defined in clause (c) below) plus the Applicable Margin (as defined in clause (d) below), or (ii) the Maximum Rate.

(b) The interest rate will be adjusted on the first (1st) day of each quarter (the “Adjustment Date”) and remain fixed until the next successive Adjustment Date. If the Adjustment Date in any particular quarter would otherwise fall on a day that is not a Business Day then, at Lender’s option, the Adjustment Date for that particular month will be the first Business Day immediately following thereafter.

(c) The Wall Street Journal LIBOR Rate is a rate of interest equal to the one month London interbank offered rate as published in the “Money Rates” section of The Wall Street Journal (or, if such source is not available, such alternate source as determined by Lender reasonably and in good faith) on the banking day immediately preceding the Adjustment Date, as adjusted from time to time in Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

(d) The Applicable Margin shall be the following amounts per annum, based upon the ratio of Funded Debt to EBITDA, as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by Lender as required in the Loan Agreement; provided, however, that, until Lender receives the first compliance certificate or financial statement, such amounts shall be those indicated for pricing level 4 set forth below:

Pricing Level	Funded Debt to EBITDA	Wall Street Journal LIBOR Rate +
1	> 1.50	3.25%
2	1.50 >, but > 1.25	3.00%
3	1.25>, but > 1.00	2.75%
4	<1.00	2.50%

The ratio of Funded Debt to EBITDA will be calculated at the end of each reporting period for which Lender requires financial statements, using the results of the twelve-month period ending with that reporting period. The Applicable Margin shall be in effect from the date the most recent compliance certificate or financial statement is received by Lender until the date the next compliance certificate or financial statement is received; provided, however, that if Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Margin from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by Lender shall be the highest pricing level set forth above.

3. Late Charge. If a payment is made more than 10 days after it is due, Borrower will be charged, in addition to interest, a delinquency charge of (a) 5% of the unpaid portion of the regularly scheduled payment, or (b) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

4. Default Rate. For so long as any Event of Default exists, regardless of whether or not there has been an acceleration of the indebtedness evidenced by this Note, and at all times after the maturity of the indebtedness evidenced by this Note (whether by acceleration or otherwise), and in addition to all other rights and remedies of Lender hereunder, interest shall accrue at the applicable rate stated in Section 2 above plus two percent (2%) per annum, but in no event in excess of the Maximum Rate, and such accrued interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender’s actual damages resulting from any Event of Default, and such accrued interest is a reasonable estimate of those damages and does not constitute a penalty.

5. Revolving Line of Credit. Under the Loan Agreement, Borrower may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not at any time exceed the Revolving Credit Commitment minus the Letter of Credit Liabilities. The

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unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the date of its maturity other than in accordance with the terms of the Loan Agreement, although the entire principal balance hereof may from time to time be paid in full. Borrower may borrow, repay and re-borrow hereunder. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. If any payment of principal or interest on this Note shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Note.

6. Prepayment. Borrower reserves the right from time to time to prepay, prior to maturity, all or any part of the principal of this Note without premium or penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower.

7. Default. It is expressly provided that upon the occurrence and during the continuance of an Event of Default the holder of this Note may, at its option, exercise the remedies of Lender provided in Section 9.02 of the Loan Agreement; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all out-of-pocket costs of collection, including reasonable attorney’s fees.

8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the Maximum Rate. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the Maximum Rate shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.

9. Security. This Note has been executed and delivered pursuant to the Loan Agreement and is secured by a Security Agreement of even date herewith, by and among Borrower, each of the domestic subsidiaries of Borrower identified on Schedule 1 hereto and Lender, covering certain collateral as more particularly described therein. The holder of this Note is entitled to the benefits and security provided in the Loan Documents.

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10. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all successors and assigns of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this Note without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.

11. Texas Finance Code. In no event shall Chapter 346 of the Texas Finance Code (which regulates certain revolving loan accounts and revolving tri-party accounts) apply to this Note. To the extent that Chapter 303 of the Texas Finance Code is applicable to this Note, the “weekly ceiling” specified in such article is the applicable ceiling; provided that, if any applicable law permits greater interest, the law permitting the greatest interest shall apply.

12. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States of America may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.

13. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

14. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

15. Renewal. This Note is given in renewal, extension and increase, but not extinguishment, of all amounts left owing and unpaid on that certain Revolving Promissory Note dated March 2, 2011, executed and delivered by Borrower, formerly known as OYO Geospace Corporation, and payable to the order of Lender, formerly known as The Frost National Bank, in the original face amount of $25,000,000.00.

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BORROWER: GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation

By:
Thomas T. McEntire, Vice President,
Chief Financial Officer and Secretary

Signature Page

to Revolving Promissory Note

SCHEDULE 1

TO

REVOLVING PROMISSORY NOTE

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Schedule 1

to Revolving Promissory Note

EXHIBIT D

Form of Security Agreement

[Attached]

D-1

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT, dated as of September 27, 2013 (as the same may from time to time be further amended, restated, supplemented or otherwise modified, this “Agreement”), is entered into by and among GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (herein, together with its successors and assigns, the “Borrower”), EACH OF THE DOMESTIC SUBSIDIARIES OF THE BORROWER identified on Schedule 1 hereto (each such Domestic Subsidiary, together with the Borrower and any other Person that becomes a party hereto as a Grantor hereunder pursuant to Section 7.13, and each of their respective successors and assigns, collectively, the “Grantors” and, individually, “Grantor”), and FROST BANK, a Texas state bank (the “Lender”).

RECITALS:

A. The parties entered into a Loan Agreement (as the same may from time to time be further amended, restated, supplemented or otherwise modified, the “Loan Agreement”), dated as of even date herewith, among the Borrower, Grantors, and Lender.

B. The obligation of Lender to make loans and provide other financial accommodations under the Loan Agreement is subject to the condition, among others, that the Grantors secure the obligations of the Borrower to the Lender under the Loan Agreement, the other Loan Documents (as defined in the Loan Agreement) and otherwise as more fully described herein in the manner set forth herein.

C. Each Grantor will obtain benefits from the Loan Agreement and, accordingly, desires to execute this Agreement to satisfy the conditions described in the preceding paragraph and to induce the Lender to extend credit pursuant to the Loan Agreement and the other Loan Documents.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to each Grantor, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined in Section 1.2 shall have the meanings given to such terms in the Loan Agreement. Unless otherwise defined herein, all terms used herein and defined in the UCC shall have the same definitions herein as specified therein; provided, however, that if a term is defined in Article 9 of the UCC differently than in another Article of the UCC, the term shall have the meaning specified in Article 9 of the UCC.

1.2 Additional Defined Terms. The following terms shall have the meanings specified herein unless the context otherwise requires:

“Account” means any “account,” as such term is now or hereafter defined in the UCC.

“Account Debtor” means any “account debtor,” as such term is now or hereafter defined in the UCC.

“Accounts Receivable” means (a) all Accounts, now existing or hereafter arising; and (b) without limitation of the foregoing, in any event includes, without limitation, (i) all right to a payment for Goods or other property (other than Money) that has been or is to be sold, consigned, leased, licensed, assigned or otherwise disposed of, for services rendered or to be rendered, whether or not it has been earned by performance, and whether now existing or hereafter acquired or arising in the future, including Accounts Receivable from employees and Affiliates of any Grantor, and including all such rights to payment evidenced by an Account, invoice, purchase order, requisition, bill of exchange, note, contract, security agreement, lease, chattel paper, or any evidence of indebtedness or security related to the foregoing, and (ii) all powers of attorney for the execution of any evidence of indebtedness, guaranty, letter of credit or security or other writing in connection therewith.

“Administrative Expenses” means, collectively, (a) any and all reasonable costs, liabilities and expenses (including, without limitation, losses, damages, penalties, claims, actions, reasonable attorneys’ fees, legal expenses, judgments, suits and disbursements) incurred by, imposed upon, or asserted against, Lender in the performance of its duties under or otherwise in connection with this Agreement or the other Loan Documents, or in any attempt by Lender to (i) obtain, preserve, perfect or enforce any security interest evidenced by this Agreement, any other Security Agreement or any other Loan Document; (ii) obtain payment, performance or observance of any and all of the Obligations; or (iii) maintain, insure, audit, collect, preserve, repossess or dispose of any of the Collateral or any other collateral securing the Obligations, including, without limitation, costs and expenses for appraisals, assessments, and audits of any Grantor, or any such Collateral; and (b) all costs, liabilities and expenses incidental or related to (a) above, in each case, to the extent required to be paid pursuant to Sections 10.13 and 10.14 of the Loan Agreement; provided that if any such costs, liabilities or expenses shall not be paid within five Business Days after Lender requests payment therefor in writing, such costs, liabilities and expenses shall accrue interest at the Default Rate from the date of such written request until paid.

“Administrative Obligations” means, collectively, all Administrative Expenses and all other Indebtedness or other obligations now owing or hereafter incurred by the Borrower or any other Grantor to Lender pursuant to this Agreement or any other Loan Document.

“Agreement” has the meaning provided in the first paragraph of this Agreement.

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“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Chattel Paper” means any “chattel paper,” as such term is now or hereafter defined in the UCC.

“Collateral” has the meaning provided in Section 2.1.

“Collateral Documents” shall mean this Agreement, together with all other documents, instruments or agreements executed in connection with this Agreement, or in connection with any security interest or Lien granted, or otherwise obtained, on or in connection with the Creditor Collateral, or any part thereof.

“Copyrights” means any copyright rights to which a Grantor now or hereafter has title, as well as any application for a copyright hereafter made by such Grantor.

“Creditor Collateral” shall mean, collectively, (a) all of the Collateral, as defined in each of the respective Security Agreements executed by any Grantor, and (b) any other property, whether tangible or intangible, at any time securing the Obligations, or any part thereof, whether such Lien securing any of the Obligations shall have been granted to, or otherwise obtained by, Lender.

“Default Rate” means, for any day, a rate per annum equal to the highest default rate set forth in Section 4 of the Note.

“Domestic Subsidiary” means any Subsidiary organized under the Governmental Requirements of the United States of America, any state thereof, the District of Columbia, or any United States possession.

“Equipment” means any “equipment,” as such term is now or hereafter defined in the UCC.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“General Intangibles” means any “general intangibles,” as such term is now or hereafter defined in the UCC.

“Goods” means any “goods,” as such term is now or hereafter defined in the UCC.

“Grantor” or “Grantors” has the meaning provided in the first paragraph of this Agreement.

“Grantor Joinder Agreement” means a joinder agreement substantially in the form of Exhibit A hereto.

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“Intellectual Property” means (a) all Trademarks; (b) all Patents; (c) all Copyrights; and (d) all computer programs and software applications and source code of such Grantor and all intellectual property rights therein and all other Proprietary Information of such Grantor, including, but not limited to, Trade Secrets.

“Intercompany and Third Party Notes” means all Promissory Notes, Instruments, debentures, bonds, evidences of indebtedness and similar securities from time to time issued to, or held by, any Grantor.

“Inventory” means any “inventory,” as such term is now or hereafter defined in the UCC.

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Loan Agreement” has the meaning provided in the Recitals of this Agreement.

“Money” means any “money,” as such term is now or hereafter defined in the UCC.

“Patents” means any patent to which a Grantor now or hereafter has title, as well as any application, registrations and recordings for a patent now or hereafter made by a Grantor.

“Payment Intangible” means any “payment intangible,” as such term is now or hereafter defined in the UCC.

“Proceeds” means any “proceeds” as such term is now or hereafter defined in the UCC.

“Products” means any “products” as such term is now or hereafter defined in the UCC.

“Promissory Notes” means any “promissory note,” as such term is now or hereafter defined in the UCC.

“Proprietary Information” means all information and know-how worldwide, including, without limitation, technical data; manufacturing data; research and development data; data relating to compositions, processes and formulations, manufacturing and production know-how and experience; management know-how; training programs; manufacturing, engineering and other drawings; specifications; performance criteria; operating instructions; maintenance manuals; technology; technical information; software; computer programs; engineering and computer data and databases; design and engineering specifications; catalogs; promotional literature; financial, business and marketing plans; and inventions and invention disclosures.

“Reporting Date” has the meaning provided in Section 4.8(a).

“Secured Obligations” means the Obligations and the Administrative Obligations.

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“Security Interest” means the security interest granted by a Grantor and/or by all Grantors, as applicable, pursuant to Section 2.1.

“Supporting Obligations” means any “supporting obligation,” as such term is now or hereafter defined in the UCC.

“Trademarks” means any trademarks and service marks now held or hereafter acquired by a Grantor to which a Grantor has title, as well as any unregistered marks used by a Grantor, including logos and/or designs that are incorporated as part of any of these registered or unregistered marks, and with the applications, registrations and recordings, together with the goodwill of the business of any Grantor connected with or symbolized by any of the foregoing.

“Trade Secrets” means any secretly held existing engineering and other data, information, production procedures, techniques, and other know-how or other general intangibles of like nature relating to the design, manufacture, assembly, installation, use, operation, marketing, sale and servicing of any products or business of a Grantor worldwide whether written or not written.

“UCC” means, unless the context indicates otherwise, the Uniform Commercial Code, as at any time adopted and in effect in the State of Texas, specifically including and taking into account all amendments, supplements, revisions and other modifications thereto.

1.3. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time may be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (d) unless otherwise specified, all references herein to Sections, Schedules and Exhibits shall be construed to refer to Sections of, and Schedules and Exhibits to, this Agreement.

ARTICLE II

SECURITY INTERESTS

2.1 Grant of Security Interests. As security for the prompt and complete payment when due of the Obligations, each Grantor does hereby pledge, collaterally assign and transfer unto Lender, and does hereby grant to Lender a continuing security interest in, all of the right, title and interest of such Grantor in, to and under all of the following of such Grantor, whether now existing or hereafter from time to time arising or acquired and wherever located (collectively, the “Collateral”):

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(a)	all Accounts, including, without limitation, each and every Account Receivable;

(b)	all Inventory;

(c)	all Equipment;

(d)	all Chattel Paper;

(e)	all General Intangibles, excluding any and all Intellectual Property;

(f)	all Payment Intangibles;

(g)	all Promissory Notes;

(h)	all Supporting Obligations;

(i)	all additions, modifications, alterations, improvements, upgrades, accessions, components, parts, appurtenances, substitutions and/or replacements of, to or for any of the foregoing; and

(j)	Proceeds and Products of any and all of the foregoing.

2.2 No Assumption of Liability. The Security Interest of any Grantor is granted as security only and shall not subject Lender to, or in any way alter or modify, any obligation or liability of such Grantor with respect to or arising out of any of the Collateral.

2.3 Power of Attorney. Each Grantor hereby irrevocably (for the term of this Agreement) constitutes and appoints Lender its true and lawful agent and attorney-in-fact, and in such capacity Lender shall have, without any further action required by or on behalf of any Grantor, the right, with full power of substitution, in the name of such Grantor or otherwise, for the use and benefit of Lender after the occurrence of and during the continuance of an Event of Default: (a) to receive, endorse, present, assign, deliver and/or otherwise deal with any and all notes, acceptances, letters of credit, checks, drafts, money orders, or other evidences of payment relating to the Collateral of such Grantor or any part thereof; (b) to demand, collect, receive payment of, and give receipt for and give credits, allowances, discounts, discharges, releases and acquittances of and for any or all of the Collateral of such Grantor; (c) to sign the name of such Grantor on any invoice or bill of lading relating to any of the Collateral of such Grantor; (d) to send verifications of any or all of the Accounts Receivable of such Grantor to its Account Debtors; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in or before any court or other tribunal (including any arbitration proceedings) to collect or otherwise realize on all or any of the Collateral of such Grantor, or to enforce any rights of such Grantor in respect of any of its Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to any or all of the Collateral of such Grantor; (g) to notify, or require such Grantor to notify or cause to be notified, its Account Debtors to make payment directly to Lender; or (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with any or all of the Collateral of such Grantor, and to do all other acts and things necessary or appropriate to carry out the intent and purposes of this Agreement, as fully and completely as though Lender were the absolute owner of the Collateral of such Grantor for all purposes; provided, however, that any such action shall be consistent with the term of this Agreement and the other Loan Documents, provided, further, that nothing herein contained shall be construed as requiring or obligating Lender to make any commitment or to

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make any inquiry as to the nature or sufficiency of any payment received by Lender, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken or omitted to be taken by Lender with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim or offset in favor of any Grantor or to any claim or action against Lender (other than for fraud, gross negligence, or willful misconduct). It is understood and agreed that the appointment of Lender as the agent and attorney-in-fact of each of the Grantors for the purposes set forth above is a presently effective appointment, is coupled with an interest sufficient at law and is irrevocable for the term hereof. The provisions of this Section shall in no event relieve any Grantor of any of its obligations under this Agreement or any of the other Loan Documents with respect to the Collateral or any part thereof or impose any obligation on Lender to proceed in any particular manner with respect to the Collateral or any part thereof, or in any way limit the exercise by Lender of any other or further right it may have on the date of this Agreement or hereafter, whether hereunder, under any other Loan Document, by law or otherwise.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Grantor represents and warrants to Lender, which representations and warranties shall survive the execution and delivery of this Agreement until the termination of this Agreement in accordance with Section 7.9, below, as follows:

3.1 Validity of Security Interest. When the financing statements in appropriate form are filed in the office of the Secretary of the State of incorporation or formation, as the case may be, of each Grantor, the Security Interest in the interest of each such Grantor in all of the Collateral of such Grantor constitutes a legal, valid and enforceable (with respect to any licenses where a Grantor is the licensee, only as against such Grantor) first priority security interest therein in favor of Lender securing the payment of the Obligations in accordance with the terms of the Loan Agreement, subject only to the Standard Permitted Liens and other Liens permitted under Section 7.04 of the Loan Agreement.

3.2 Perfection of Security Interest under UCC. All financing statement filings which are required by the terms of this Agreement to have been done and accomplished by such Grantor in respect of its portion of the Collateral have been done and accomplished.

3.3 Places of Business, Jurisdiction Where Organized, Locations of Collateral, etc. Each Grantor represents and warrants that on the Closing Date: (a) the principal place of business of such Grantor, or its chief executive office, if it has more than one place of business, is located at the address indicated on Schedule 3.3; (b) the jurisdiction of formation or organization of such Grantor is set forth on Schedule 3.3; (c) the U.S. Federal Tax identification number and, if applicable, the organizational identification number of such Grantor is set forth on Schedule 3.3; (d) all Inventory and Equipment of such Grantor with an aggregate value in

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excess of $4,000,000 is located at one of the locations set forth on Schedule 3.3, other than temporary relocation of Inventory and Equipment with third parties in the ordinary course of business; and (f) the exact legal name of such Grantor, and each legal name that such Grantor has had in the five years preceding the Closing Date (including, without limitation, any predecessor entities), are set forth on Schedule 3.3. Such Grantor does not, at and as of the date hereof, conduct business in any jurisdiction, and except as set forth on Schedule 3.3, in the five years immediately preceding, such Grantor and any predecessors in interest have not conducted business in any such jurisdiction, except under the current legal name of such Grantor and such other names as are listed on Schedule 3.3.

ARTICLE IV

GENERAL COVENANTS

4.1 Defense of Title, etc. Each Grantor, at its sole cost and expense, will take any and all actions reasonably necessary and appropriate to defend title to its Collateral against any and all Persons and to defend the validity, enforceability, perfection, effectiveness and priority of the Security Interest of Lender therein against any Lien other than Standard Permitted Liens and Liens permitted under Section 7.04 of the Loan Agreement.

4.2 Further Assurances; Filings and Recordings, etc.

(a) Each Grantor, at its sole cost and expense, will duly execute, acknowledge and deliver all such agreements, instruments and other documents and take all such actions reasonably requested by Lender and not inconsistent with this Agreement or the Loan Agreement, including, without limitation, subject to Section 4.4 below, making financing statement filings, recordings and registrations, as Lender may from time to time reasonably instruct to better assure, preserve, protect and perfect the Security Interest of Lender in the Collateral of such Grantor, and the rights and remedies of Lender hereunder, or otherwise to further effectuate the intent and purposes of this Agreement and to carry out the terms hereof.

(b) Each Grantor, at its sole cost and expense, will (i) take such actions as Lender reasonably requests to at all times cause this Agreement (and/or proper notices, financing statements or other registrations or filings in respect hereof, and supplemental collateral assignments or collateral security agreements in respect of any portion of the Collateral) to be duly filed, recorded, registered and published, and re-filed, re-recorded, re-registered and re-published in such manner and in such places as may be required under the UCC or other applicable Governmental Requirement to establish, perfect, preserve and protect the rights, remedies and Security Interest of Lender in or with respect to the Collateral of such Grantor, and (ii) pay all taxes, fees and charges and comply with all statutes and regulations, applicable to such filing, recording, registration and publishing and such re-filing, re-recording, re-registration and re-publishing.

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4.3 Use and Disposition of the Collateral.

(a) Unless and until an Event of Default shall have occurred and be continuing and Lender shall have notified the Grantors thereof in writing that the rights of any or all of the Grantors under this Section 4.3(a) are suspended during the continuance of such Event of Default, each Grantor may use and dispose of its Collateral in any lawful manner not inconsistent with the provisions of this Agreement, the Loan Agreement or any other Loan Document.

(b) No Grantor will consign any of its Inventory that has a cost or market value (whichever is higher) at the time of consignment, individually, or in the aggregate for all such consigned Inventory, that exceeds $500,000, to any Person unless all filings of financing statements under the UCC and other actions and filings, registrations and recordings required under other applicable Governmental Requirements have been made to perfect the rights and interests of such Grantor in the consigned Inventory against creditors of and purchasers from the consignee.

(c) No Grantor will permit any of its Inventory or Equipment having a cost or market value (whichever is higher), individually, or in the aggregate for all such Inventory and Equipment, in excess of $4,000,000 (or such larger amount as shall be acceptable to Lender, in its discretion) to be in the possession or control of any single warehouseman, bailee, processor, supplier or agent at any time, unless such warehouseman, bailee, processor, supplier or agent shall have been notified of the Security Interest and shall have agreed in writing to hold such Collateral subject to the Security Interest and the instructions of Lender and to waive and release any Lien held by it with respect to such Collateral, whether arising by operation of law or otherwise.

4.4 Delivery or Marking of Chattel Paper; Assignment of Security From Account Debtors and Consignments; etc. Without limitation of any of the provisions of Section 4.2(a):

(a) If any amount payable to a Grantor under or in connection with any of the Collateral shall be or become evidenced by any Promissory Note or Chattel Paper if in excess of $1,000,000 individually or in the aggregate, upon the occurrence of during the continuance of Event of Default and at such time upon written request by Lender, such Grantor will cause such Promissory Note or such Chattel Paper to be delivered to Lender and pledged as part of the Collateral hereunder, accompanied by any appropriate instruments or endorsements of transfer. In the case of any Chattel Paper, Lender may require, in lieu of the delivery thereof to Lender, that the writings evidencing the Chattel Paper be legended to reflect the Security Interest of Lender therein, all in a manner acceptable to Lender.

(b) If at any time any Grantor shall take and perfect a security interest in any property of any Account Debtor, as security for the Accounts owed by such Account Debtor and/or any of its Affiliates, or take and perfect a security interest arising out of the consignment to any Person of any Inventory or other Collateral, such Grantor shall, if

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requested by Lender, promptly execute and deliver to Lender a separate assignment of all financing statements and other filings made to perfect the same. Such separate assignment need not be filed of public record unless necessary to continue the perfected status of the security interest of such Grantor against creditors of any transferees from the Account Debtor or consignee.

4.5 Authorization to File Financing Statements. Each Grantor irrevocably authorizes Lender at any time and from time to time to file in any jurisdiction any initial financing statements and all amendments thereto and continuations thereof that (a) indicate the Collateral (i) as “all assets” or “all personal property” of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required pursuant to the UCC for the sufficiency or filing office acceptance of any financing statement, amendment or continuation, including, but not limited to, (i) whether such Grantor is an organization, the type of organization and any organization identification number, and (ii) in the case of a financing statement that is filed as a fixture filing, a sufficient description of the real property to which the Collateral relates.

4.6 Modification of Terms of Accounts. No Grantor will enter into any material modification of the terms or provisions of any of its Accounts Receivable, or grant any extension of time for the payment of any of its Accounts Receivable, or compromise or settle the same for less than the full amount thereof, or release, wholly or partially, any person liable for the payment thereof or any guaranty, letter of credit, collateral or other obligation supporting or securing the payment thereof, or allow any material credit or discount whatsoever thereon, other than modifications, extensions, compromises, settlements, credits and discounts granted or made (i) in the ordinary course of business or (ii) not otherwise prohibited by the terms of the Loan Agreement or any other Loan Document.

4.7 Maintenance of Records, etc. Each Grantor will keep and maintain at its own cost and expense satisfactory and complete records of its Accounts Receivable and other Collateral in accordance with its customary practices, including, but not limited to, the originals of all documentation with respect thereto, records of all payments received, all credits granted thereon, all merchandise returned and all other dealings therewith. All billings and invoices issued by a Grantor with respect to its Accounts Receivable will be in compliance, in all material respects, with, and conform to, the requirements of all applicable federal, state and local Governmental Requirements and any applicable Governmental Requirements of any relevant foreign jurisdiction. If an Event of Default shall have occurred and be continuing and Lender so directs, each Grantor shall legend, in form and manner satisfactory to Lender, its Accounts Receivable as well as books, records and documents of such Grantor evidencing or pertaining thereto with an appropriate reference to the fact that such Accounts Receivable have been assigned to Lender and that Lender has a security interest therein.

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4.8 Schedules; Collateral Reports.

(a) Schedules. If any information contained in any Schedule to this Agreement shall become untrue or incorrect in any material respect (other than as to any of the matters set forth in Section 4.9 which shall be subject to the terms thereof), or if any Grantor acquires or disposes of any of the Collateral such that any Schedule to this Agreement is no longer accurate or complete in any material respect (other than as to any of the matters set forth in Section 4.2 which shall be subject to the terms thereof and the Grantor Joinder Agreement pursuant to Section 7.13), then on the date on which the Borrower is required to deliver to Lender a Compliance Certificate under the Loan Agreement (each a “Reporting Date”) immediately following the date on which such information becomes so untrue or incorrect or after such acquisition or disposition occurs, such Grantor shall deliver to Lender a new Schedule or Schedules to this Agreement without the need for any amendment to this Agreement pursuant to Section 7.15, provided that the delivery of such new Schedule or Schedules to this Agreement after any applicable Reporting Date shall not serve to cure, or constitute a waiver of, any Event of Default that may have occurred as a result of such information becoming untrue, incorrect, inaccurate or incomplete in any material respect.

(b) Collateral Reports. Whenever requested to do so by Lender and not inconsistent with the Loan Agreement, each Grantor will promptly, at its own sole cost and expense, deliver to Lender, in written hard copy form or, if available, on magnetic tape or other computer or machine readable form, as specified by Lender, such listings, agings, descriptions, schedules and other reports with respect to its Accounts Receivable, Inventory, Equipment and other Collateral as Lender may reasonably instruct, all of the same to be in such scope, categories and detail as Lender may have reasonably instructed and to be accompanied by copies of invoices and other documentation as and to the extent reasonably instructed by Lender and in each case not inconsistent with the Loan Agreement.

4.9 Legal Status; Location of Inventory and Equipment. Each Grantor agrees that (a) it will not change its name, place of business, type of organization, jurisdiction of organization or other legal structure, or, if more than one, chief executive office, or its mailing address or organizational identification number, if it has one, in each case without providing Lender at least 30 days’ prior written notice thereof and, if and as required by the Loan Agreement, the consent of Lender, (b) if such Grantor does not have an organizational identification number and later obtains one, it will promptly notify Lender of such organizational identification number, and (c) it will not maintain any of its Inventory or Equipment with an aggregate value in excess of $2,000,000 at a location other than a location set forth on Schedule 3.3 (other than temporary relocation of Inventory and Equipment with third parties in the ordinary course of business), unless it shall have provided Lender prompt written notice thereof, in each case, except as otherwise permitted under the Loan Agreement.

4.10 Insurance. Each Grantor will at all times keep its business and its Collateral insured in accordance with Section 6.06 of the Loan Agreement.

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4.11 Proceeds of Casualty Insurance, Condemnation or Taking.

(a) All amounts recoverable with respect to the Collateral under any policy of casualty insurance or any award for the condemnation or taking by any governmental authority of any portion of the Collateral are hereby assigned to Lender.

(b) In the event any portion of the Collateral suffers a casualty loss or is involved in any proceeding for condemnation or taking by any governmental authority, then, if an Event of Default has occurred and is continuing, Lender is authorized and empowered, to the fullest extent permitted by law, at its option, to participate in, control, direct, adjust, settle and/or compromise any such loss or proceeding, to collect and receive the proceeds therefrom and, after deducting from such proceeds any out-of pocket expenses incurred by it in connection with the collection or handling thereof, to apply the net proceeds thereof to the Obligations in accordance with Section 6.4.

(c) If any proceeds are received by Lender as a result of a casualty, condemnation or taking involving the Collateral and no Event of Default has occurred and is continuing, then Lender will promptly release such proceeds to the applicable Grantor, unless the Loan Agreement provides otherwise.

4.14 Protective Advances by Lender. At its option, but without being obligated to do so, Lender may, upon prior notice to any applicable Grantor, after the occurrence and during the continuance of an Event of Default, (a) pay and discharge past due taxes, assessments and governmental charges, at any time levied on or with respect to any of the Collateral of such Grantor which such Grantor has failed to pay and discharge in accordance with the requirements of this Agreement or any of the other Loan Documents, (b) pay and discharge any claims of other creditors of such Grantor which are secured by any Lien on any Collateral, other than a Standard Permitted Lien or Lien permitted by Section 7.04 of the Loan Agreement, (c) pay for the maintenance, repair, restoration and preservation of the Collateral to the extent such Grantor fails to comply with its obligations in regard thereto under this Agreement and the other Loan Documents or Lender reasonably believes payment of the same is necessary or appropriate to avoid a material loss or material diminution in value of the Collateral, and/or (d) obtain and pay the premiums on insurance for the Collateral which such Grantor fails to maintain in accordance with the requirements of this Agreement and the other Loan Documents, and each Grantor agrees to reimburse Lender on demand for all payments and out-of-pocket expenses incurred by Lender with respect to such Grantor or any of its Collateral pursuant to the foregoing authorization, provided, however, that nothing in this Section shall be construed as excusing any Grantor from the performance of, or imposing any obligation on Lender to cure or perform, any covenants or other agreements of any Grantor with respect to any of the foregoing matters as set forth herein or in any of the other Loan Documents.

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ARTICLE V

SPECIAL PROVISIONS CONCERNING

ACCOUNTS AND COLLECTION OF ACCOUNTS, ETC.

5.1 Collection of Accounts.

(a) Each Grantor shall, in a manner consistent with the provisions of this Section 5.1 and the past practices of such Grantor, endeavor to cause to be collected from the Account Debtor named in each of its Accounts, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures), any and all amounts owing under or on account of such Accounts and shall cause such collections to deposited.

(b) Each Grantor shall, and Lender hereby authorizes each Grantor to, enforce and collect all amounts owing to it on its Inventory and Accounts, for the benefit and on behalf of Lender; provided, however, that such privilege may at the sole option of Lender, by notice to the Borrower (on behalf of all Grantors), be terminated upon the occurrence and during the continuance of any Event of Default.

ARTICLE VI

REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

6.1 Remedies Generally; Obtaining of the Collateral. Each Grantor agrees that, if an Event of Default shall have occurred and be continuing, then and in every such case, subject to applicable Governmental Requirement then in effect, Lender, in addition to any rights now or hereafter existing under applicable Governmental Requirement, shall have all rights as a secured creditor under the UCC in all relevant jurisdictions and may exercise any or all of the following rights (all of which each Grantor hereby agrees is commercially reasonable to the fullest extent permitted under applicable Governmental Requirement now or hereafter in effect):

(a) personally, or by agents’ attorneys or other authorized representatives, immediately take possession of the Collateral or any part thereof, from such Grantor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Grantor’s or such other Person’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Grantor;

(b) instruct the obligor or obligors on any Account, agreement, instrument or other obligation (including, without limitation, Account Debtors) constituting the Collateral to make any payment required by the terms of such Account, agreement, instrument or other obligation directly to Lender and/or directly to a lockbox under the sole dominion and control of Lender;

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(c) sell, assign or otherwise liquidate, or direct such Grantor to sell, assign or otherwise liquidate, any or all of the Collateral or any part thereof of such Grantor, and take possession of the proceeds of any such sale or liquidation;

(d) pay and discharge taxes, Liens or claims on or against any of the Collateral;

(e) pay, perform or satisfy, or cause to be paid, performed or satisfied, for the benefit of any Grantor, any of the obligations, terms, covenants, provisions or conditions to be paid, observed, performed or satisfied by such Grantor under any contract, agreement or instrument relating to its Collateral, all in accordance with the terms, covenants, provisions and conditions thereof, as and to the extent that such Grantor fails or refuses to perform or satisfy the same;

(f) enter into any extension of, or any other agreement in any way relating to, any of the Collateral;

(g) make any compromise or settlement Lender deems desirable or necessary with respect to any of the Collateral; and/or

(h) take possession of the Collateral or any part thereof, by directing such Grantor or any other Person in possession thereof in writing to deliver the same to Lender at any place or places reasonably designated by Lender, in which event such Grantor shall at its own expense:

(i) forthwith cause the same to be moved to the place or places so designated by Lender and there delivered to Lender,

(ii) store and keep any Collateral so delivered to Lender at such place or places pending further action by Lender as provided in Section 6.2, and

(iii) while the Collateral shall be so stored and kept, provide such guards and maintenance services as shall be necessary to protect the same and to preserve and maintain them in substantially the same condition prior to such action; it being understood that such Grantor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, Lender shall be entitled to a decree requiring specific performance by such Grantor of said obligation.

6.2 Disposition of the Collateral. Upon the occurrence and continuance of an Event of Default, any Collateral repossessed by Lender under or pursuant to Section 6.1 and any other Collateral whether or not so repossessed by Lender, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering

14

at the place of sale of the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as Lender may, in compliance with any mandatory requirements of applicable Governmental Requirement, determine to be commercially reasonable. Any of the Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by Lender or after any overhaul or repair which Lender shall determine to be commercially reasonable. Except in the case of any Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, (a) in the case of any such disposition which shall be a private sale or other private proceedings permitted by such requirements, such sale shall be made upon not less than 10 days’ prior written notice to such Grantor specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the 10 days after the giving of such notice, to the right of the relevant Grantor or any nominee of the relevant Grantor to acquire the Collateral involved at a price or for such other consideration at least equal to the intended sale price or other consideration so specified, and (b) in the case of any such disposition which shall be a public sale permitted by such requirements, such sale shall be made upon not less than 10 days’ prior written notice to the relevant Grantor specifying the time and place of such sale and, in the absence of applicable Governmental Requirements, shall be by public auction (which may, at Lender’s sole option, be subject to reserve), after publication of notice of such auction not less than 10 days prior thereto in two newspapers in general circulation in the city where such Collateral is located. To the extent permitted by any Governmental Requirement, Lender may bid for and become the purchaser (by bidding in Secured Obligations or otherwise) of the Collateral or any item thereof, offered for sale in accordance with this Section without accountability to the relevant Grantor (except to the extent of surplus money received as provided in Section 6.4). Unless so obligated under mandatory requirements of applicable Governmental Requirements, Lender shall not be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Grantor as hereinabove specified. Lender need give the relevant Grantor only such notice of disposition as Lender shall deem to be reasonably practicable in view of such mandatory requirements of applicable Governmental Requirements.

6.3 Waiver of Claims. Except as otherwise provided in this Agreement, EACH GRANTOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE GOVERNMENTAL REQUIREMENTS, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH LENDER’S TAKING POSSESSION OR LENDER’S DISPOSITION OF ANY OF THE COLLATERAL, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES AND ANY SUCH RIGHT WHICH THE GRANTOR WOULD OTHERWISE HAVE UNDER THE CONSTITUTION OR ANY STATUTE OF THE UNITED STATES OR OF ANY STATE, and each Grantor hereby further waives, to the extent permitted by Governmental Requirement: (i) all damages occasioned by such taking of possession except any damages which are the direct result of Lender’s gross negligence or willful misconduct, as determined by a final non-appealable judgment of a court of competent jurisdiction; (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Lender’s rights hereunder; and (iii) all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable Governmental

15

Requirement in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Grantor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such Governmental Requirements to the fullest extent permitted by applicable Governmental Requirement now or hereafter in effect. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Grantor therein and thereto, and shall be a perpetual bar both at law and in equity against the relevant Grantor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under the relevant Grantor.

6.4 Application of Proceeds. All Collateral and proceeds of Collateral obtained and realized by Lender in connection with the enforcement of this Agreement pursuant to this Article VI shall be applied as set forth in the Loan Agreement.

6.5 Remedies Cumulative, etc. Each and every right, power and remedy hereby specifically given to Lender shall be in addition to every other right, power and remedy specifically given under this Agreement or the other Loan Documents or now or hereafter existing at law or in equity, or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by Lender. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of exercise of one shall not be deemed a waiver of the right to exercise of any other or others. No delay or omission of Lender in the exercise of any such right, power or remedy, or partial or single exercise thereof, and no renewal or extension of any of the Obligations, shall impair or constitute a waiver of any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence therein. No notice to or demand on any Grantor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of Lender to any other or further action in any circumstances without notice or demand. In the event that Lender shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit Lender may recover reasonable expenses, including attorneys’ fees, and the amounts thereof shall be included in such judgment.

6.6 Discontinuance of Proceedings. In case Lender shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Lender, then and in every such case the relevant Grantor, Lender and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the Security Interest created under this Agreement, and all rights, remedies and powers of Lender shall continue as if no such proceeding had been instituted.

16

6.7 Purchasers of Collateral. Upon any sale of any of the Collateral by Lender hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of Lender or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to Lender or such officer or be answerable in any way for the misapplication or nonapplication thereof.

ARTICLE VII

MISCELLANEOUS

7.1 Notices. Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing and delivered in accordance with the terms of the Loan Agreement.

7.2 Entire Agreement. This Agreement and the other Loan Documents represent the final agreement among the parties with respect to the subject matter hereof and thereof, supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof and thereof, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements among the parties. There are no unwritten oral agreements among the parties.

7.3 Obligations Absolute. The obligations of each Grantor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, other than indefeasible payment in full of, and complete performance of, all of the Obligations, including, without limitation:

(a) any renewal, extension, amendment or modification of, or addition or supplement to or deletion from other Loan Documents, or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof;

(b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument or this Agreement except as expressly provided in such renewal, extension, amendment, modification, addition, supplement, assignment or transfer;

(c) any furnishing of any additional security to Lender or its assignee or any acceptance thereof or any release of any security by Lender or its assignee;

(d) any limitation on any other Person’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof;

17

(e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Grantor or any Subsidiary of a Grantor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not a Grantor shall have notice or knowledge of any of the foregoing; or

(f) to the fullest extent permitted by applicable Governmental Requirement now or hereafter in effect, any other event or circumstance which, but for this provision, might release or discharge a guarantor or other surety from its obligations as such.

7.4 Successors and Assigns. This Agreement shall be binding upon each Grantor and its successors and assigns and shall inure to the benefit of Lender and its successors and permitted assigns, provided that no Grantor may transfer or assign any or all of its rights or obligations hereunder without the written consent of Lender. All agreements, statements, representations and warranties made by each Grantor herein or in any certificate or other instrument delivered by such Grantor or on its behalf under this Agreement shall be considered to have been relied upon by Lender and shall survive the execution and delivery of this Agreement and the other Loan Documents regardless of any investigation made by the Lender on its behalf.

7.5 Headings Descriptive. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

7.6 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE GOVERNMENTAL REQUIREMENT OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

7.8 Enforcement Expenses, etc. The Grantors hereby jointly and severally agree to pay, to the extent required by, but not paid pursuant to, Section 10.13 of the Loan Agreement, all out-of-pocket costs and expenses of Lender in connection with the enforcement of this Agreement, the preservation of the Collateral, the perfection of the Security Interest, and any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by Lender) .

7.9 Releases of Collateral. If any Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction not prohibited by this Agreement or the Loan Agreement, then Lender, at the request and expense of the requesting Grantor, will execute and deliver to the relevant Grantor a proper instrument or instruments acknowledging the full and final release of the Liens created hereby or by any other Collateral Document on such Collateral, and will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the applicable Collateral as was delivered to Lender and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

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7.10 Termination. This Agreement shall terminate upon the date upon which (a) the Revolving Credit Commitment, the Loan Agreement and all other Loan Documents have been terminated, (b) no Note or Letter of Credit (other than any Letter of Credit that has been cash collateralized in accordance with Section 3.07 of the Loan Agreement) is outstanding, and (c) all Loans and other Obligations (other than contingent indemnification obligations and Obligations in respect of any Letter of Credit that has been cash collateralized in accordance with Section 3.07 of the Loan Agreement), owing to the Lender have been indefeasibly paid or satisfied in full. Upon such termination, Lender, at the request and expense of the requesting Grantor, will execute and deliver to the relevant Grantor a proper instrument or instruments (including UCC termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement and the full and final release of the Liens created hereby or by any other Collateral Document on any and all Collateral, and will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the Collateral as was delivered to Lender and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

7.11 Other Creditors, etc. Not Third Party Beneficiaries. No creditor of any Grantor or any of its Affiliates, or other Person claiming by, through or under any Grantor or any of its Affiliates, other than Lender, and its successors and assigns, shall be a beneficiary or third party beneficiary of this Agreement or otherwise shall derive any right or benefit here from.

7.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, including via facsimile transmission or other electronic transmission capable of authentication, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and Lender.

7.13 Additional Grantors. Additional Grantors may become a party to this Agreement by execution of a Grantor Joinder Agreement.

7.14 Effectiveness. This Agreement shall be effective as to any Grantor upon its execution and delivery to Lender of a counterpart of this Agreement manually executed on behalf of such Grantor, regardless of the date of this Agreement or the date this Agreement is executed and delivered by any other party hereto.

7.15 Amendments and Waivers. Neither this Agreement nor any provision hereof may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by (a) Lender and (b) the Grantor or Grantors with respect to which such change, waiver, modification or variance is to apply, subject to any consent required in accordance with Section 10.01 of the Loan Agreement.

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7.16 WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH GRANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 7.16 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURES ON THE FOLLOWING PAGE(S)]

20

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

BORROWER:

GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation

By:
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary

GRANTORS:

GTC, INC.
EXILE TECHNOLOGIES CORPORATION
GEOSPACE ENGINEERING RESOURCES INTERNATIONAL, INC.
GEOSPACE FINANCE CORP.
GEOSPACE J.V., INC.
GEOSPACE TECHNOLOGIES, SUCURSAL SUDAMERICANA LLC

By:
Thomas T. McEntire, Vice President, Chief Financial Officer and Secretary of each of the Grantors named above

LENDER:

FROST BANK, a Texas state bank

By:
Name:
Title:

Signature Page

to Pledge and Security Agreement

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A – Grantor Joinder Agreement

Schedules

Schedule 1 – Subsidiaries

Schedule 3.3 – Places of Business, Jurisdiction Where Organized, Locations of Collateral, etc.

Exhibits and Schedules

EXHIBIT A

TO

PLEDGE AND SECURITY AGREEMENT

Form of Grantor Joinder Agreement

GRANTOR JOINDER AGREEMENT

THIS GRANTOR JOINDER AGREEMENT dated as of                     , 20    , is by and among                                         , a                                          (“New Guarantor”), GEOSPACE TECHNOLOGIES CORPORATION, a Delaware corporation (“Borrower”), EACH OF THE PERSONS IDENTIFIED ON SCHEDULE 1 HERETO (collectively, “Grantors”) and FROST BANK, a Texas state bank (“Lender”).

A. Grantors executed a Pledge and Security Agreement, dated as of                      (as amended, modified or supplemented, the “Security Agreement”).

B. The parties hereto desire to join New Grantor as a Grantor (as such term is defined in the Security Agreement) under the Security Agreement.

NOW THEREFORE, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used in this Grantor Joinder Agreement, unless otherwise defined herein, shall have the meaning ascribed to such terms in that certain Loan Agreement, dated as of                     , among Borrower, Guarantors (as defined therein) and Lender (as amended, modified or supplemented, the “Loan Agreement”).

2. Joinder. Subject to the terms and conditions of this Grantor Joinder Agreement, New Grantor is hereby joined in the Security Agreement as a Grantor, and New Grantor hereby agrees to be bound by the terms and conditions (including without limitation all of the representations and warranties and covenants) of each Loan Document to which a Grantor is a party, including without limitation the Security Agreement, as Grantor, in each case as if New Grantor were a direct signatory thereto.

3. Effectiveness. This Grantor Joinder Agreement shall be effective upon the execution and delivery hereof by the parties hereto.

4. Representations and Warranties. New Grantor represents and warrants to Lender that both immediately before and immediately after giving effect to the consummation of this Grantor Joinder Agreement each of the representations and warranties set forth in the Loan Agreement to the extent applicable to New Grantor mutatis mutandis are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

5. Scope. Except as expressly modified by this Grantor Joinder Agreement, the Loan Agreement and all of the other Loan Documents shall remain in full force and effect as executed.

6. Governing Law. This Grantor Joinder Agreement shall be construed in accordance with and governed by the Governmental Requirements of the State of Texas, without regard to the conflict of laws principles thereof

IN WITNESS WHEREOF, this Grantor Joinder Agreement has been duly executed as of the date first above written.

NEW GRANTOR:

By:
Name:
Title:

SCHEDULE 1

TO

GRANTOR JOINDER AGREEMENT

Grantors

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

SCHEDULE 1

TO

PLEDGE AND SECURITY AGREEMENT

Domestic Subsidiary Grantors

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

Schedule 1

to Pledge and Security Agreement

SCHEDULE 3.3

TO

PLEDGE AND SECURITY AGREEMENT

Places of Business, Jurisdiction Where Organized, Locations of Collateral, etc.

Legal Name	Assumed Names / Trade Names	U.S. Federal Tax ID No.	Organizational No. (if applicable)	Jurisdiction of Organization or Formation	Principal Place of Business / Chief Executive Office
Geospace Technologies Corporation	Geospace Technologies Geospace Geospace Offshore	76-0447780	2438514	Delaware	7007 Pinemont Drive Houston, TX 77040
GTC, Inc.	Geospace Offshore Geospace Technologies Geospace Geo Space Concord Technologies	80-0815190	801594451	Texas	7007 Pinemont Drive Houston, TX 77040
Exile Technologies Corporation	None	46-1085397	801653427	Texas	7007 Pinemont Drive Houston, TX 77040
Geospace Engineering Resources International, Inc.	None	36-4733046	801594426	Texas	7007 Pinemont Drive Houston, TX 77040
Geospace Finance Corp.	None	76-0447780	800893193	Texas	7007 Pinemont Drive Houston, TX 77040
Geospace J.V., Inc.	None	80-0815247	801594441	Texas	7007 Pinemont Drive Houston, TX 77040
Geospace Technologies, Sucursal Sudamericana LLC	None	36-4741167	801645736	Texas	7007 Pinemont Drive Houston, TX 77040

Prior legal names (in last 5 years)

Geospace Technologies Corporation: OYO Geospace Corporation, a Delaware corporation

GTC, Inc.: Geospace Technologies, LP, a Texas limited partnership; Geospace Technologies Corporation, a Delaware corporation

Exile Technologies Corporation: OYO Instruments, LP, a Texas limited partnership

Geospace Engineering Resources International, Inc.: Geospace Engineering Resources International, LP, a Texas limited partnership

Geospace Finance Corp.: None

Geospace J.V., Inc.: OYO Geospace J.V., LP

Geospace Technologies, Sucursal Sudamericana LLC: Geospace Technologies, Sucursal Sur America LLC

Location of Inventory or Equipment (with an aggregate value in excess of $4,000,000)

7007 Pinemont Drive, Houston, TX 77040

6410 Langfield Rd., Bldg. E, Houston, TX 77092

6855 Wynwood, Houston, TX 77008

Schedule 3.3

to Pledge and Security Agreement

In addition, the Company routinely sends inventory for testing or assembly on a short-term basis to the following locations:

Suntronic Inc., 10501 Kipp Way Drive, Suite 350, Houston, Texas 77099

Southwest Research Institute, 6220 Culebra Road, P.O. Drawer 28510, San Antonio, Texas 8228-0510

Schedule 3.3

to Pledge and Security Agreement

EXHIBIT E

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

This COMPLIANCE CERTIFICATE (this “Certificate”) is delivered pursuant to the Loan Agreement dated as of September 27, 2013 (together with all amendments and modifications, if any, from time to time made thereto, the “Loan Agreement”), among Geospace Technologies Corporation, a Delaware corporation (“Borrower”), certain Guarantors named therein, and Frost Bank, a Texas state bank. Unless otherwise defined, terms used herein (including the exhibits hereto) have the meanings provided in the Loan Agreement.

The undersigned, being the duly elected, qualified and acting                      of Borrower, on behalf of Borrower and solely in his or her capacity as an officer of Borrower, hereby certifies and warrants that:

As of                     , 20        :

(1)	No Default. No Default or Event of Default exists under the Loan Agreement or any other Loan Document as of the date hereof.

(2)	Cash Flow Coverage Ratio. The Cash Flow Coverage Ratio of Borrower and its Subsidiaries on a consolidated basis was to 1.00 as computed in accordance with Section 8.01 of the Loan Agreement as further detailed on the Cash Flow Coverage Ratio Exhibit attached hereto.

(3)	Funded Debt to EBITDA Ratio. The Funded Debt to EBITDA Ratio of Borrower and its Subsidiaries on a consolidated basis was to 1.00 as computed in accordance with Section 8.02 of the Loan Agreement as further detailed on the Funded Debt to EBITDA Ratio Exhibit attached hereto.

(4)	Current Ratio. The Current Ratio of Borrower and its Subsidiaries on a consolidated basis was to 1.00 as computed in accordance with Section 8.03 of the Loan Agreement as further detailed on the Current Ratio Exhibit attached hereto.

[Balance of Page Intentionally Left Blank]

[Signature(s) on Following Page(s)]

E-1

IN WITNESS WHEREOF, the undersigned has executed and delivered this Certificate, this                      day of                     , 20        .

By:
Title:
On behalf of Geospace Technologies Corporation

E-2

CASH FLOW COVERAGE RATIO EXHIBIT

Period ending                     , 20

Consolidated Cash Flow Coverage Ratio

1. Cash Flow:
Net Income	$
+ depreciation	$
+ amortization	$
+ Interest Expense	$
- capital expenditures	($ )
- Distributions	($ )

(A) = Total Cash Flow	$

2. Current principal payments of long-term debt (including the outstanding balance of the Loan) + Interest Expense	$

(A) = Total Debt Service	$

Cash Flow Coverage Ratio = 1(A) ÷ 2(A)	to 1.00

Required Cash Flow Coverage Ratio is:	1.50 to 1.00

FUNDED DEBT TO EBITDA RATIO EXHIBIT

Period ending                     , 20

Consolidated Funded Debt to EBITDA Ratio

1. Funded Debt:

(A) = Funded Debt	$

2. EBITDA:
Net Income	$
+ depreciation	$
+ amortization	$
+ Interest Expense	$
+ Income Tax Expense	$
+ non-cash charges for such period	$

(A) = EBITDA	$

Funded Debt to EBITDA Ratio = [1(A) ÷ 2(A)] to 1.00	to 1.00

Required Funded Debt to EBITDA Ratio is:	2.00 to 1.00

CURRENT RATIO EXHIBIT

Period ending             , 20

Current Ratio

1. Current Assets:

(A) Current assets:	$

2. Current Liabilities:

(A) Current liabilities (including the outstanding balance of the Loan):	$

Current Ratio = [1(A) ÷ 2(A)] to 1.00	to 1.00

Required Current Ratio is:	1.50 to 1.00

SCHEDULE 5.09(a)

Subsidiaries

(1)	GTC, Inc., a Texas corporation

(2)	Exile Technologies Corporation, a Texas corporation

(3)	Geospace Engineering Resources International, Inc., a Texas corporation

(4)	Geospace Finance Corp., a Texas corporation

(5)	Geospace J.V., Inc., a Texas corporation

(6)	Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company

(7)	Geospace Technologies Canada, Inc., a corporation organized under the laws of Canada

(8)	Exile Technologies Limited, a company organized under the laws of the United Kingdom

(9)	Geospace Technologies Eurasia LLC, a limited liability company organized under the laws of Russia

(10)	GTC, Inc. Beijing, a representative office of GTC, Inc.

(11)	Geospace Technologies Corporation Azerbaijan Branch, a corporation organized under the laws of Azerbaijan

(12)	Geospace Technologies, Sucursal Sudamericana, a branch office of Geospace Technologies, Sucursal Sudamericana LLC, a Texas limited liability company, organized under the laws of Colombia

Schedule 5.09(a)

to Loan Agreement

SCHEDULE 5.09(b)

Equity Investments

(1)	Money Market Account with Compass Bank

(2)	Money Market Account with Bank of America

(3)	Money Market Account with Frost Bank

(4)	Money Market Account with Regions Bank, N.A.

(5)	Money Market Account with Trustmark National Bank

(6)	Money Market Account with Amegy Bank

(7)	Money Market Account with Bank of Texas, N.A.

(8)	Money Market Account with Patriot Bank

(9)	Account with Charles Schwab & Co., advised through Reliant Investment Management, LLC

Schedule 5.09(b)

to Loan Agreement

SCHEDULE 5.09(c)

Assumed Names or Trade Names

(1)	Geospace Technologies

(2)	Geospace

(3)	Geospace Offshore

Schedule 5.09(c)

to Loan Agreement

SCHEDULE 5.11

Environmental Compliance

1.	In 2003, Borrower purchased the real property at 7007 Pinemont Drive, Houston Texas 77040 (the “Property”) from Cooper Power Tools, Inc. (“Cooper”) at which time the property did have Hazardous Materials and historical contamination and other environmental issues. Cooper Industries, Inc., an affiliate of Cooper, has agreed to indemnify Borrower for claims relating to such environmental matters at the Property and has undertaken remedial actions with respect thereto. Currently Cooper is petitioning the State of Texas to have a “no further action letter” issued with respect to the Property, which would be evidence that the Property has been remediated to the satisfaction of the State of Texas.

2.	Cooper Industries, Inc. has notified Borrower that Hazardous Materials from an adjoining property to the south of the Property are leaching onto the Property. It is Borrower’s understanding that the Texas Commission on Environmental Quality is aware of such Hazardous Materials and historical contamination and other environmental issues on such adjoining property.

Schedule 5.11

to Loan Agreement

SCHEDULE 7.04(d)

Liens

Debtor	Jurisdiction	Financing Statement and Lien Data
None	N/A	N/A

Schedule 7.04(d)

to Loan Agreement

SCHEDULE 7.05(b)

Indebtedness

None

Schedule 7.05(b)

to Loan Agreement

SCHEDULE 7.06(e)

Investments

Schedule 5.09(b) is hereby incorporated by reference in this schedule.

Schedule 7.06(e)

to Loan Agreement